                                     EX-10
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                    OFFICE PURCHASE AND ASSUMPTION AGREEMENT
                    ----------------------------------------


This Agreement ("Agreement"), made this 10th day of November, 1995, by and among PREMIERBank & Trust, Elyria, Ohio, an Ohio banking corporation with its principal office at 124 Middle Ave., Elyria, Ohio 44036, CoBancorp Inc., an Ohio corporation and a registered bank holding company with its principal office located at 124 Middle Ave., Elyria, Ohio, and the sole shareholder of PREMIERBank & Trust (collectively hereinafter called "Premier") and Bank One, Cleveland, National Association, a national banking association with its principal office at 600 Superior Ave., Cleveland, Ohio 44114 (hereinafter called "BANK ONE").

WHEREAS, Premier desires to purchase and assume from BANK ONE, and BANK ONE desires to sell and assign to Premier certain assets and liabilities as hereinafter described associated with offices of BANK ONE at locations set forth in Section 1.01 herein;

NOW, THEREFORE, in consideration of the premises hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Premier and BANK ONE hereby agree as follows:

 1.    PURCHASE AND ASSUMPTION.
       ------------------------

       1.01      PURCHASE AND SALE OF ASSETS.  At the Closing, as defined in
                 Section 6.01 hereof (the "Closing"), Premier shall purchase and acquire and BANK ONE shall sell and assign the real estate and other assets described in Section 1.02 hereof (collectively, the "Assets") all of which are used in and/or relate to business conducted by BANK ONE at its branch offices known as and located at:

                 (a) 1619 Kansas Ave., Lorain, Ohio 44052 (the "Kansas" branch)





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                 (b)      2808 West 21st St., Lorain, Ohio (the "Westgate"
                          branch)

                 (c) 301 West Erie Ave., Lorain, Ohio 44052 (the "West Erie" branch)

                 (d) 1139 Tower Boulevard, Lorain, Ohio 44052 (including the relevant ATM, the "Tower Boulevard" branch)

                 (e) 5 South Main St., Oberlin, Ohio 4407 (including the relevant Auto Teller, the "Oberlin" branch)

                 (f) 107 N. Lake St., South Amherst, Ohio 44001 (the "South Amherst" branch)

                 (g) State and Rosa Streets, Kipton, Ohio 44049 (the "Kipton" branch)

                 (h) 216 North Main St., Wellington, Ohio 44090 (the "Wellington" branch)

                 (i) 672 Oberlin Rd., Elyria, Ohio 44035 (the "Elyria-Carlisle" branch)

                 (j) 220 Third St., Elyria, Ohio 44035 (the "Third Street" branch)

                 (k) 515 North Abbe Rd., Elyria, Ohio 44035 (the "Abbe Road" branch)

                 pursuant to the terms and conditions set forth herein and subject to exceptions, if any, set forth herein. The foregoing offices are hereinafter sometimes collectively referred to as the "Offices" and each, individually, sometimes as an "Office." The transactions contemplated by this Agreement and the purchase of assets and





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                 assumption of liabilities provided for herein is sometimes referred to herein as the "Acquisition."

       1.02 TRANSFER OF ASSETS. Subject to the terms and conditions of this Agreement, BANK ONE shall assign, transfer, convey and deliver to Premier, on and as of the Closing on the Closing Date, as defined in Section 6.01 hereof, the Assets, which shall include the following:

                 (a) OWNED REAL ESTATE. All of BANK ONE's right, title and interest in and to the real estate described in attached Schedule A on which an Office is situated, together with all of BANK ONE's rights in and to all improvements thereon; and all easements rights, privileges and appurtenances associated therewith (the "Owned Real Estate");

                 (b) LEASED REAL ESTATE. A good and valid leasehold estate in the real estate described in attached Schedule B and created by certain lease agreements between BANK ONE and certain lessors (the "Third Party Leases") for the real estate upon which the referenced branches are situated (the "Leased Real Estate"), which Third Party Leases are specifically identified on Schedule B annexed hereto;

                 (c) FURNITURE AND EQUIPMENT. All of BANK ONE's right, title and interest in and to the furniture, fixtures and equipment, excluding the teller calculators, CRTs, computers, terminals, software, all computer equipment including peripherals and cords, telephones and telephone systems and software, controllers and printers, signs, sign stands, floorstands, marketing and product materials and displays, graphics, printed supplies and documents and





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                 other items bearing the BANK ONE or affiliate name and/or logo or other proprietary mark, owned by BANK ONE and located at the Offices, but specifically including that listed on Schedule C attached hereto (the "Fixed Assets");

                 (d) SAFE DEPOSIT BUSINESS. All right, title and interest of BANK ONE in and to the safe deposit business (subject to the allocation of safe deposit rental payments as provided in Section 1.03(c)(ii) hereof) located at the Offices as of the close of business on the Closing Date;

                 (e) CASH ON HAND. All cash on hand at the Offices as of the close of business on the Closing Date including vault cash, petty cash, ATM cash and tellers' cash;

                 (f) PREPAID EXPENSES. All prepaid expenses recorded or otherwise reflected on the books of BANK ONE as at September 30, 1995, or incurred in the ordinary course of business thereafter, as being attributable to the Offices as of the close of business on the day immediately preceding the Closing Date, but only to the extent attributable to the Assets sold, assigned or transferred to Premier by BANK ONE pursuant to this Agreement and only to the extent arising by reason of Premier's use or ownership of such Assets after the close of business on the Closing Date. Any and all prepaid expenses incurred by BANK ONE with respect to the Offices subsequent to September 30, 1995, shall be subject to the prior written consent of Premier;

                 (g) OFFICE LOANS. All right, title and interest in and to all those loans which, as of the close of business on the Closing Date, are (i) secured, in whole or in part, by Deposit Accounts (as hereinafter defined) attributable to an Office





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                 and being assumed by Premier pursuant to this Agreement (the
                 "Deposit Account Loans") or (ii) automatically created as the result of an overdraft of a Deposit Account pursuant to a pre-approved overdraft protection program offered by BANK ONE (the "Overdraft Loans"). The Deposit Account Loans and Overdraft Loans are hereinafter referred to collectively as the "Office Loans." BANK ONE shall not make any material change to its customary policies for making Office Loans at the Offices or extend Office Loans which are materially different than loans offered by BANK ONE's other offices in Lorain County, Ohio. The transfer of the Office Loans will be
                 made   without any reserve for loan losses;

                 (h) RECORDS OF THE OFFICES. All original records and documents related to the Assets transferred or liabilities assumed by Premier including, but not limited to the deposit accounts; and

                 (i) CONTRACTS OR AGREEMENTS. All of BANK ONE's right, title and interest in and to the maintenance and service agreements related to the Offices, as listed on Schedule D annexed hereto and made a part hereof (the "Assumed Contracts"), provided the same are assignable.

       1.03 ACCEPTANCE AND ASSUMPTION. Subject to the terms and conditions of this Agreement, on and as of the Closing on the Closing Date, Premier shall:

                 (a) ASSETS. Receive and accept all of the Assets assigned, transferred, conveyed and delivered to Premier by BANK ONE pursuant to this Agreement, including those identified in Section 1.02 above.





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                 (b)      DEPOSIT LIABILITIES.  Assume and thereafter
                          discharge, pay in full and perform all of     BANK
                          ONE's obligations and duties relating to the "Deposit Liabilities" (as hereinafter defined). The term "Deposit Liabilities" is defined herein as all of BANK ONE's obligations, duties and liabilities of every type and character relating to all deposit accounts, other than (i) KEOGH accounts, (ii) deposit accounts securing any loan of BANK ONE which is not an Office Loan, for which Premier assumes no liability, which, as reflected on the books of BANK ONE as of the close of business on the Closing Date, are attributable to the Offices, and (iii) public funds deposits and deposits associated with certain commercial relationships which BANK ONE elects, at its sole discretion, to retain as listed in Schedule
                          R.  The deposit accounts referred to in the
                          immediately preceding sentence (hereinafter the "Deposit Accounts") include, without limitation, passbook accounts, checking, Money Market and NOW accounts, Individual Retirement Accounts for which BANK ONE has not received, on or before the Closing Date, the written advice from the account holder of such account holder's objection or failure to accept Premier as successor custodian ("IRA's") and certificates of deposit. The "obligations, duties and liabilities" referred to in the immediately preceding sentence include, without limitation, the obligation to pay and otherwise process all Deposit Accounts in accordance with applicable law and their respective contractual terms and the duty to supply all applicable reporting forms for post-closing periods including, without limitation, Form 1099's, relating to the Deposit Accounts. With regard to each IRA included within the Deposit Accounts, Premier shall also assume the plan pertaining thereto and the trustee or custodial arrangement in connection therewith.





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                 (c)      LIABILITIES UNDER LEASES/SAFE DEPOSIT BUSINESS.
                          Assume and thereafter fully and timely perform and discharge, in accordance with their respective terms, all of the liabilities and obligations of BANK ONE arising after the Closing Date with respect to:

                          (i) all leases listed on Schedule E to this Agreement (including safe deposit leases if any) and sold, assigned or transferred to Premier by BANK ONE pursuant to this Agreement;

                          (ii) the safe deposit business of the Offices including, but not limited to, the maintenance of all necessary facilities for the use of safe deposit boxes by the renters thereof during the periods for which such persons have paid rent therefor in advance to BANK ONE, subject to the agreed allocation of such rents, which allocation shall be satisfied in full by BANK ONE paying to Premier, in the manner specified in Section 6.04 hereof, the amount of rental payment received by BANK ONE for each such safe deposit box attributable to and prorated to reflect the period from and after the Closing Date, subject to the provisions of the applicable leases or other agreements relating to such boxes; and

                          (iii) all safekeeping items and agreements listed on Schedule E to this Agreement and delivered to Premier by BANK ONE pursuant to this Agreement, including, but not limited to, all applicable safekeeping agreements, memoranda, or receipts so delivered to Premier by BANK ONE hereunder.





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                 (d)       OTHER LIABILITIES.  Fully and timely perform and
                           discharge, as the same may be or become due, the Assumed Contracts, the Third Party Lease for the Leased Real Estate and all additional liabilities, obligations and deferred expenses of BANK ONE as of the date of this Agreement, which are (i) reflected on the books of BANK ONE as being attributable to an Office as of the close of business on the Closing Date, and (ii) disclosed, by description and an estimate of the amount, to Premier in writing prior to the date of this Agreement), but only to the extent attributable to the Assets sold, assigned or transferred to Premier by BANK ONE pursuant to this Agreement and only to the extent arising by reason of Premier's use or ownership of such Assets after the close of business on the Closing Date. No additional liabilities and obligations of BANK ONE incurred subsequent to the date of this Agreement shall be assumed by Premier unless the prior written consent of Premier has been obtained prior to the incursion of the liability or obligation by BANK ONE.

                 (e) OTHER OBLIGATIONS. Fully and timely perform its obligations relative to employees of the Offices, if any, as set forth hereinafter.

       1.04 PAYMENT OF FUNDS. Subject to the terms and conditions hereof, at the Closing:

                 (a) CONSIDERATION. In consideration of Premier's assumption of the Deposit Liabilities and its other agreements herein, BANK ONE shall make available and transfer to Premier, in the manner specified in
                           Section 6.04 hereof, funds equal to the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts as of the close of business on the day immediately preceding the Closing Date) plus the deferred expenses





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                          identified in Section 1.03(d) hereof prorated as of
                          the close of business on the day preceding the Closing Date less an amount equal to the sum of:

                          (i) the amount of cash on hand at the Offices transferred to Premier as of the close of business on the Closing Date; and

                          (ii) the aggregate net book value of the Owned Real Estate being transferred to Premier as of the end of the month immediately preceding the Closing Date and which sum is attributable to the Offices as set forth in Schedule S to this Agreement;

                          (iii) the aggregate purchase price (and the present net book value) of the furniture, fixtures and equipment being transferred to Premier as of the end of the month immediately preceding the Closing Date attributable to the Offices as set forth in Schedule S to this Agreement; and

                          (iv) 5.00% of the aggregate "Core Deposits" (as hereinafter defined) of the Offices as of the close of business on the Closing Date. The term "Core Deposits" shall mean the aggregate balance of all Deposit Liabilities of the Offices (which aggregate balance shall include interest posted to such accounts as of the close of business on the Closing Date but shall exclude interest accrued but not posted to such accounts as of such dates). Total Core Deposits assumed by Premier pursuant to this agreement shall be calculated as set forth herein as of the Closing Date. The amount calculated as the product of 5.00 % times the Core Deposits of the Offices as





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                                     of the close of business on the Closing
                                     Date is hereinafter called the
                                     "Acquisition Consideration;" and

                          (v) the amount of prepaid expenses described in Section 1.02(f) of this Agreement, prorated as of the close of business on the day immediately preceding the Closing Date; and

                          (vi) the book value of the Office Loans together with accrued and unpaid interest thereon computed as of the close of business on the Closing Date.

                          In the event that the sum of items (i) through (vi) above should be in excess of the aggregate amount to be transferred by BANK ONE pursuant to the first paragraph of this Section 1.04(a), the full amount of such excess shall constitute an amount due from Premier to BANK ONE, and shall be paid to BANK ONE at the Closing in the manner specified in Section 6.04 hereof. The parties shall execute a Preliminary Settlement Statement at the Closing and Final Settlement post-closing, in substantially the same forms as those attached as Schedules P and Q, respectively.

                 (b) REIMBURSEMENT AND PRORATION OF CERTAIN EXPENSES. All other expenses (i) due and payable at times after the Closing Date for periods prior to the close of business on the Closing Date or (ii) paid prior to the close of business on the Closing Date for periods following the Closing Date, including the prepaid expenses described in Section 1.02(f) hereof and deferred expenses described in Section 1.03(d) hereof, including without limitation, real estate taxes and assessments which are a lien but not yet due





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                          and payable, utility payments, payments due on leases
                          assigned, payments due on assigned service and maintenance contracts and similar expenses relating to the Offices shall be prorated between BANK ONE and Premier as of the close of business on the day immediately preceding the Closing Date, provided, however, that all real estate taxes and assessments, and to the extent payable by Seller and/or Buyer, shall be prorated at the Closing on the basis of the most recently certified real estate taxes and assessments, and all utility payments and lease payments shall be prorated on the basis of the best information available at Closing. With respect to premiums paid to the FDIC deposit insurance for the Deposit Liabilities it shall be assumed that all the Deposit Liabilities are insured under the Bank Insurance Fund; the proration of FDIC insurance premiums will be based on the amount of the Deposit Liabilities as of the close of business on the Closing Date and the number of days during any period for which BANK ONE has prepaid premiums to the FDIC but during which Premier has held or will hold the Deposit Liabilities. For prorations, if any, which cannot be reasonably calculated as of the Closing, a post-closing adjustment shall be made in the manner specified in Section 6.04 hereof.

                 (c) EXPENSES RELATING TO REAL PROPERTY. The transfer (or conveyance) fees relating to the Owned Real Estate and the costs, fees and expenses of all title commitments, title guaranties and title examinations relating to the procurement of the Title Commitments related to the Owned Real Estate and the Leased Real Estate referred to in Sections 2.01(c) and 5.02(g) herein, shall be allocated to, and shall be borne, solely and exclusively by BANK ONE. The costs, fees and expenses relating to the premiums for all title insurance policies (net of the costs of all title commitments, guaranties and





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                          examinations), recording costs and other similar
                          costs, fees and expenses, if any, relating to the sale and transfer of the Owned Real Estate or the transfer of BANK ONE's interest in the Leased Real Estate, shall be allocated to, and shall be borne, solely and exclusively, by Premier. BANK ONE shall reimburse Premier at the Closing for all the costs, fees and expenses allocated to BANK ONE pursuant to this Section 1.04(c) but paid by Premier, and Premier shall reimburse BANK ONE at the Closing for all of the costs, fees and expenses allocated to Premier pursuant to this Section 1.04(c) but paid by BANK ONE in the manner specified in Section 6.04 herein. If this transaction does not close by virtue of a breach of this Agreement, the breaching party shall be responsible for and shall, as appropriate, reimburse the other party for its expenses as set forth herein. If this transaction does not close for any other reason, each party shall reimburse the other party upon termination of this Agreement for such party's share of expenses so that each party shall pay the same share of expenses as it would have paid at Closing.

 2.    CONDUCT OF THE PARTIES PRIOR TO CLOSING.
       ----------------------------------------

       2.01 COVENANTS OF BANK ONE. BANK ONE hereby covenants to Premier that, from the date hereof until the Closing, it will do or cause the following to occur:

                 (a) OPERATION OF THE OFFICES. BANK ONE shall continue to operate the Offices in a manner equivalent to that manner and system of operation employed immediately prior to the date of this Agreement; provided, however, that it is contemplated by the parties that BANK ONE will be terminating certain programs which are currently in effect which allow depositors to access Deposit Accounts through electronic means as of the close of business on the Closing Date with any outstanding transactions subject to post-closing





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                          adjustment as provided herein.  BANK ONE will use its
                          best efforts to ensure that no harm or damage to the reputation of the Offices or material reduction in the existing deposit liabilities of the Offices occurs.

                          Notwithstanding the foregoing and except as may be required to obtain the required authorizations referred to in Section 2.03 of this Agreement, between the date of this Agreement and the Closing Date, and except as may be otherwise required by a regulatory authority, BANK ONE shall not, without the prior consent of Premier, which consent shall not be unreasonably withheld:

                          (i) cause any Office to engage or participate in any material transaction or incur or sustain any obligation which, in the aggregate, is material to its business, condition or operations except in the ordinary course of business;

                          (ii) cause any Office to transfer to BANK ONE's other operations any material amount of Assets, except for (a) supplies, if any, which have unique function in BANK ONE's business and ordinarily would not be useful to Premier, (b) cash and other normal intrabank transfers which may be transferred in the ordinary course of business in accordance with normal banking practices and (c) signs, or those parts thereof, bearing the BANK ONE or affiliate name and/or logo;

                          (iii) cause the Offices to transfer to BANK ONE's other operations any deposits other than deposits securing loans made by BANK ONE





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
                                     which are not Office Loans, except in the ordinary course of business at the unsolicited request of depositors or cause any of BANK ONE's other operations to transfer to the Offices any deposits, except in the ordinary course of business at the unsolicited request of depositors; provided, however, that BANK ONE shall be permitted to make such transfers of any deposits to or from the Offices provided that neither (A) the net amount of transfers to the Offices minus the amount of transfers from the Offices nor (B) the net amount of transfers from the Offices minus transfers to the Offices exceeds $1,000,000;

                          (iv) invest in any Fixed Assets on behalf of any Office, except for commitments made on or before the date of this Agreement which are disclosed to Premier on Schedule C of this Agreement and for replacements of furniture, furnishings and equipment and normal maintenance and refurbishing purchased or made in the ordinary course of Office business;

                          (v) enter into or amend any continuing contract (other than Deposit Liabilities and Office Loans) relating to the Offices, which cannot be terminated without cause and without payment of any amounts as a penalty, bonus, premium or other compensation for termination, or which is not made in the ordinary course of Office business;

                          (vi)       undertake any actions which are
                                     inconsistent with a program to use all
                                     reasonable efforts to maintain good
                                     relations with





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
                                     customers and with employees employed at
                                     the Offices, unless such   actions are
                                     required or permitted by this Agreement;

                          (vii) hire (other than to replace a departing employee and/or to bring the number of employees at the Offices to normal staffing levels), transfer, reassign or terminate any employee of the Offices, increase the compensation of any employee of the Offices, or promote any of the employees except pursuant to and consistent with customary BANK ONE procedures and policies; or

                          (viii) make any material change to its customary policies for setting rates on deposits offered at the Offices so as to cause a material reduction or increase in the existing Deposit Liabilities.

                 (b) INFORMATION CONCERNING THE OFFICES. Upon reasonable notice, BANK ONE shall permit officers and authorized representatives of Premier access to inspect the Offices during normal business hours or at such other time mutually agreed upon by both parties and permit Premier to make or cause to be made such reasonable investigation of information and materials relating to the financial condition of the Offices, including general and subsidiary ledgers, deposit records, audit reports and any other information concerning the business, property, personnel and legal questions concerning the Offices (and related to the physical condition of the Offices), as Premier reasonably deems necessary or advisable; provided, however, that such access and investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with the normal operations of the Offices or BANK ONE; and provided, further, that nothing





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                          in this Section 2.01(b) shall be deemed to require
                          BANK ONE to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets, marketing, strategic plans or information not related to the transaction contemplated by this Agreement. The information and materials related to the financial condition of the Offices which will be made available to Premier from BANK ONE pursuant to this subsection will be accurate in all material respects and will accurately and completely reflect the Deposit Liabilities attributable to the Offices as of the date the information is provided.

                 (c) TITLE COMMITMENTS FOR REAL ESTATE. BANK ONE shall deliver to Premier, at BANK ONE's expense, with respect to the Owned Real Estate and Leased Real Estate, no later than thirty (30) days after the date of this Agreement, a commitment or commitments (the "Title Commitments") having an effective date as near as feasible to the date of delivery of such Title Commitments from a title insurance company authorized to do business in Ohio designated by BANK ONE and reasonably satisfactory to Premier, to issue to Premier as soon as practicable after the Closing Date, as applicable, an American Land Title Association (ALTA) owners (Form B, 1970, Rev 1984) and/or leasehold title insurance (1975 Form) policies having an effective date as of the Closing Date in an amount satisfactory to Premier (but not in excess of the appraised value of such properties or, as applicable, the amount of the leasehold interest to be transferred to Premier pursuant to the Third Party Lease) covering the Owned Real Estate and Leased Real Estate, subject to the exceptions specified in the Title Commitments. Such commitments shall show title vested in BANK ONE. If title to all or part of the Owned Real Estate or Lease Real Estate is unmarketable or is subject to any defect, lien, encumbrance, easement, condition, restriction or encroachment other than the





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
                          Permitted Exceptions as defined in Section 10.08(c) herein, then Premier shall provide written notice thereof to BANK ONE. BANK ONE shall have thirty days after written notice thereof from Premier, to elect to remedy or remove any such defect, lien, encumbrance, easement, condition, restriction or encroachment but, if BANK ONE does not, Premier may elect to attempt to cure or remove such defect or encumbrance or other matter, for a period of thirty days thereafter. If such defect or encumbrance or other matter is not cured, then, in addition to any other rights which Premier may have hereunder, Premier shall have the right (i) to declare this Agreement terminated by written notice to BANK ONE, or (ii) to waive any objection to such defect or encumbrance or other matter in which event such defect, encumbrance, or other matter shall be deemed to be a Permitted Exception. The Owned Real Estate is being sold by BANK ONE to Premier hereunder free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions, and the conveyance by Limited Warranty Deed to be delivered by BANK ONE pursuant hereto shall be subject only to the Permitted Exceptions. BANK ONE also shall execute and deliver to Premier at the time of Closing such affidavits and other instruments, if any, as the title insurance issuing the Title Commitments may require to delete the standard exceptions appearing as Schedule B items in a standard ALTA owners or leasehold owners title insurance policy, other than those which may only be deleted by a survey. BANK ONE also shall execute and deliver a so-called FIRPTA affidavit at Closing. Premier shall have the right to obtain at its sole cost and expense duly certified surveys, and BANK ONE hereby grants to Premier and its surveyors, agents and contractors right of access to the Owned Real Estate and Leased Real Estate, with the prior consent of the landlord obtained by Premier, for the purpose of performing the surveys.

                 (d) REQUIRED AUTHORIZATIONS. BANK ONE shall obtain and procure all necessary corporate approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

                 (e) CREATION OF LIENS AND ENCUMBRANCES. With respect to the Owned Real Estate and the Leased Real Estate, BANK ONE shall not create or allow any liens, imperfections in title, charges, easements, restrictions or encumbrances other than the Permitted Exceptions.

                 (f) CONDEMNATION. If prior to Closing all or any portion of the Owned Real Estate or Leased Real Estate is taken or is made subject to eminent domain or other governmental acquisition proceedings, then BANK ONE shall promptly notify Premier thereof, and Premier may either complete the Closing and receive the proceeds paid or payable on account of such acquisition proceedings, or terminate this Agreement. If Premier terminates this Agreement, both parties shall thereupon be relieved from all further obligations hereunder.

                 (g) INSURANCE PROCEEDS, CASUALTY AND CONDEMNATION PAYMENTS. BANK ONE shall maintain adequate insurance on all the Assets consisting of Owned Real Estate, Leased Real Estate and Fixed Assets. In the event of any damage, destruction or condemnation affecting such Assets between the date hereof and the time of the Closing, BANK ONE shall deliver to Premier any insurance proceeds and other payments, to the extent of the applicable amount set forth in Section 1.04(a)(ii) or (iii) hereof with respect to Owned Real Estate and the replacement cost with respect to the Fixed Assets, as the case may be, received (or with respect to insurance proceeds, which would be received assuming BANK ONE's insurance policy had no deductible) by BANK ONE as a result thereof unless, in the case of damage or destruction, BANK ONE has repaired or replaced the damaged or destroyed property.

                 (h) IRA ACCOUNTS. Not later than thirty days prior to the expected Closing Date, BANK ONE shall, at BANC ONE's expense, mail notice of BANK ONE's resignation as Custodian and the appointment of Premier as the Successor Custodian, effective upon Closing, of each Individual Retirement Account maintained at the Offices. The notice shall include such other information that is mutually agreed upon by BANK ONE and Premier.

                 (i) ASSIGNMENT OF LEASES. BANK ONE shall use its reasonable good faith efforts to obtain any written consent of landlords as shall be necessary for the effective assignment of the Third Party Leases as of the Closing Date. The assignment of the Third Party Leases shall be in substantially the form of Schedule F attached hereto and incorporated herein. In the event such necessary consent to assignments is not obtained or other arrangements satisfactory to Premier made, Premier may terminate this Agreement.

                 (j) INSPECTION OF OWNED REAL ESTATE. BANK ONE hereby grants Premier the right, at Premier's cost and expense, to conduct a physical inspection of all improvements, building, and mechanical equipment comprising the Owned Real Estate. Any such inspection shall be conducted at a time mutually acceptable to BANK ONE and Premier and shall not unreasonably interfere with the operation of the Offices. The inspection shall be conducted not later than 10 business days following execution of this Agreement. If such inspection indicates that any of the building, equipment or improvements comprising any Office contains any defect which has a material adverse effect on use of the Office as a branch banking office ( a "Defect"), Premier shall give written notice of such Defect and any repairs or improvements that Premier desires to remedy such Defect and an estimate of the cost thereof to BANK ONE within 20 business days of the date of this Agreement. Premier's estimate for remedy of any such Defect shall be determined by a reputable licensed architect or general contractor. BANK ONE may, at its sole option, 1) elect to remedy the Defect or, 2) elect to credit the cost of remedy as provided by Premier against the Acquisition Consideration or, 3) elect to delete the relevant Office, including all assets and liabilities associated therewith, from the terms and conditions of this Agreement. In the event BANK ONE elects to remedy the Defect, BANK ONE shall notify Premier of such election and shall proceed to remedy the Defect. BANK ONE shall provide notice to Premier upon completion of the remedy and Premier shall have 5 business days from the date of receipt of such notice to inspect the remedy and to reject the remedy by written notice to BANK ONE. In the event Premier fails to notify BANK ONE of its rejection of the remedy, the remedy shall be deemed complete and accepted by Premier and shall no longer constitute a Defect pursuant to this Agreement. Anything to the contrary herein notwithstanding, Premier shall have no right to notify BANK ONE of any Defect where the costs of repairs or improvements are estimated by a reputable licensed architect or general contractor to be less than $2000 for any Office. The improvements, building and mechanical equipment comprising the Offices shall be in the same general physical condition on the Closing Date as on the date of inspection, subject to the effect of any Defect and any remedy thereof, reasonable wear and tear excepted, and any damage contemplated in Section 2.01 herein.


       2.02 COVENANTS OF PREMIER. Premier hereby covenants to BANK ONE that, from the date hereof until the Closing, it will do or cause the following to occur:

                 (a) REGULATORY APPLICATIONS. Premier shall prepare and submit for filing, at no expense to BANK ONE, any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required on the part of Premier or any shareholder or affiliate of Premier for the Acquisition to be consummated at the Closing as contemplated in Section 6.01 herein and for Premier to operate the Offices following the Closing.
                          Premier shall provide BANK ONE with a draft copy of each application for BANK ONE's approval prior to filing, which approval by BANK ONE will not be unreasonably withheld or delayed. BANK ONE's failure to act upon a draft application within five (5) business days from receipt therof will permit Premier to file the application without BANK ONE approval. Such applications will be submitted to BANK ONE in draft form within thirty (30) days from the date of this Agreement and filed by Premier without delay following BANK ONE's approval of such applications; provided, however, that in no event will such applications be filed later than sixty (60) days from the date of this Agreement. Thereafter, Premier shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Acquisition to be consummated at such Closing and for Premier to operate the Offices following the Closing. Premier shall deliver to BANK ONE evidence of the filing of each and all of such applications, filings, registrations and notifications (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). Premier shall also deliver to BANK ONE a copy of each material notice, order, opinion and other item of correspondence received by Premier from such federal and state authorities (except for any confidential portions thereof) and shall advise BANK ONE, at BANK ONE's request, of developments and progress with respect to such matters.

                 (b) REQUIRED AUTHORIZATIONS. Premier shall obtain and procure all necessary corporate approvals and authorizations, if any, required on its part to enable it to fully perform all obligations imposed on it hereunder which must be performed by it at or prior to the Closing.

                 (c) SATISFACTION OF CONDITIONS. Premier shall not voluntarily undertake any course of action inconsistent with the satisfaction of the requirements or the conditions applicable to it, or its agreements, undertakings, obligations, or covenants set forth in this Agreement, and it shall promptly do all such reasonable acts and take all such reasonable measures as may be appropriate to enable it to perform as early as possible the agreements, undertakings, obligations, and covenants herein provided to be performed by it, and to enable the conditions precedent to BANK ONE's obligations to consummate the Closing of the Acquisition to be fully satisfied. Additionally, Premier shall not knowingly, directly or through any existing or future subsidiary or affiliate, take any action that would be in conflict with, or result in the denial, delay, termination, or withdrawal of, any of the regulatory approvals referred to in this Agreement.

                 (d) COOPERATION REGARDING LEASED REAL ESTATE. Premier shall, at BANK ONE's request in connection with BANK ONE's obtaining the consents specified in Section 2.01(I), advise, in writing, the lessors of Leased Real Estate, of Premier's intent to assume and comply with the terms of the Third Party Leases (as to matters arising from and after the Closing Date).

       2.03 COVENANTS OF ALL PARTIES. BANK ONE hereby covenants to Premier, and Premier hereby covenants to BANK ONE that, from the date hereof until the Closing, such party shall cooperate fully with the other party in attempting to obtain all consents, approvals, permits, or authorizations which are required to be obtained pursuant to any federal or state law, or any federal or state regulation thereunder, for or in connection with the transactions described and contemplated in this Agreement.

 3.    REPRESENTATIONS AND WARRANTIES.
       -------------------------------

       3.01 REPRESENTATIONS AND WARRANTIES OF BANK ONE. BANK ONE represents and warrants to Premier as follows:

                 (a) GOOD STANDING AND POWER OF BANK ONE. BANK ONE is a national banking association duly organized, validly existing, and in good standing under the laws of the United States with corporate power to own its properties and to carry on its business as presently conducted. BANK ONE is an insured bank as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

                 (b) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of BANK ONE, and this Agreement is a valid and binding obligation of BANK ONE.

                 (c) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals and required consents, the execution, delivery, and performance of this Agreement by BANK ONE and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of Articles of Association or By-Laws of BANK ONE, under any judgment, decree or order, under any law, rule, or regulation of any government or agency thereof, or under any material contract, material agreement or material instrument to which BANK ONE is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on the Assets or BANK ONE's ability to perform its obligations hereunder.

                 (d) TITLE TO REAL ESTATE AND OTHER ASSETS. Except for the Owned Real Estate and Leased Real Estate, BANK ONE is the sole owner of each of the Assets free and clear of any mortgage, lien, encumbrance or restrictions of any kind or nature. As to the Owned Real Estate, BANK ONE is the sole owner of a fee simple interest in, and has good and marketable title to, such Owned Real

                          Estate, free and clear of all liens, claims, encumbrances and rights of tenants in possession except for the Permitted Exceptions and shall convey such real estate to Premier by delivery at the Closing of a limited warranty deed conveying such title subject only to the Permitted Exceptions. BANK ONE has valid leasehold title to the Leased Real Estate pursuant to the Third Party Lease and has the use of the Leased Real Estate pursuant to the Third Party Lease, a binding lease agreement which will be assigned to Premier by delivery of an assignment conveying such leasehold interest to Premier at the Closing.

                 (e) ZONING VARIATIONS. As of the date of this Agreement, BANK ONE has neither received written notice of nor has it any notice of any contemplation to provide BANK ONE with any written notice from any governmental authority of any uncorrected violations of zoning and/or building codes relating to the Owned Real Estate or Leased Real Estate. The Owned Real Estate and Leased Real Estate are zoned to permit Premier to use said properties as offices of a financial institution.

                 (f) IRA ACCOUNT DOCUMENTATION. The form of Individual Retirement Custodial Account Agreement for individual retirement accounts, and the related Amended and Restated Individual Retirement Account Disclosure Statement annexed hereto as Schedule F, constitute the form of the document establishing the trustee or custodial arrangement in connection with all IRAs's maintained at the Office.

                 (g) CONDEMNATION PROCEEDINGS. BANK ONE has received no written notice of any pending or threatened, nor is it aware of any contemplated, condemnation proceeding affecting or relating to the Offices.

                 (h) NO BROKER. No broker or finder, or other party or agent performing similar functions, has been retained by BANK ONE or is entitled to be paid based upon any agreements, arrangements, or understandings made by BANK ONE in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by BANK ONE on account of the transactions contemplated hereby.

                 (I) TAXES. All federal, state and local payroll, withholding, property, sales, use and transfer taxes, if any, which are due and payable by BANK ONE relating to the Offices prior to the date of Closing shall be paid in full as of the Closing Date or BANK ONE shall have made appropriate provision for such payment in accordance with ordinary business practices. Any claims for refunds of taxes which have been paid by BANK ONE shall remain the property of BANK ONE.

                 (j) OPERATIONS LAWFUL. The conduct of banking business at the Offices is in compliance in all material respects with all federal, state, county and municipal laws, ordinances and regulations applicable to conduct of such business.

                 (k) THIRD-PARTY CLAIMS. There are no actions, suits or proceedings, pending or, to the best of BANK ONE's knowledge, threatened against or affecting

                          BANK ONE which could have a material adverse effect on the aggregate value of the banking business and Assets of the Offices.

                 (l) INSURANCE. BANK ONE maintains such insurance on the Offices and the Fixed Assets to be purchased by or assigned to Premier as may be required or as is customary in the business of banking.

                 (m) LABOR RELATIONS. No employee located at any of the Offices is represented, for purposes of collective bargaining, by a labor organization of any type. BANK ONE is unaware of any efforts during the past three years to unionize or organize any employees at any Office, and no material claim related to employees at the Offices under the Fair Labor Standards Act, National Labor Relations Act, Civil Rights of 1964, Walsh-Healy Act, Davis Bacon Act, Civil Rights of Act of 1866, Age Discrimination in Employment Act, Equal Pay Act of 1963, Executive Order No. 11246, Federal Unemployment Tax Act, Vietnam Era Veterans Readjustment Act, Occupational Safety and Health Act, Americans with Disabilities Act or any state or local employment related law, order, ordinance or regulation, no unfair labor practice, discrimination or wage-and-hour claim is pending or, to the best of BANK ONE's knowledge, threatened against or with respect to BANK ONE.

                 (n) GOVERNMENTAL NOTICES. BANK ONE has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.

                 (o) ENVIRONMENTAL. To the actual knowledge of the Facilities Manager of BANK ONE, there are no actions, proceedings or investigations pending before any environmental regulatory body, federal or state court with respect to or threatened against or affecting BANK ONE in respect of any Office under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or under the any federal, state, local or municipal environmental statute, ordinance or regulation in respect thereof and in connection with any release of any toxic or "hazardous substance," pollutant or contaminant into the "environment," nor, to the best knowledge of the Facilities Manager of BANK ONE, is there any reasonable basis for the institution of any such actions or proceedings or investigations which is probable of assertion, nor are there any such actions or proceedings or investigations in which BANK ONE is a plaintiff or complainant. To the actual knowledge of the Facilities Manager of BANK ONE, BANK ONE is not responsible in any material respect under any applicable environmental law for
                          any release by BANK   ONE or for any release by an
                          other "Person" at or in the vicinity of any Office of a hazardous or toxic substance, contaminant or pollutant caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, nor is BANK ONE responsible for any material costs (as a result of the acts or omissions of BANK ONE, or, to the actual knowledge of the Facilities Manager of BANK ONE, as a result of the acts or omissions of any other "person") of any remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over

                          BANK ONE to prevent or minimize any actual or threatened release by BANK ONE on premises of any hazardous wastes or other chemical substances, pollutants and contaminants into the environment which would endanger the public health or the environment. All terms contained in quotation marks in this paragraph and the paragraph immediately following shall have the meaning ascribed to such terms as defined in all federal, state and local statutes, regulations or ordinances.

                          Except as previously disclosed to Premier in writing, to the actual knowledge of the Facilities Manager of BANK ONE, each Office is, in all material respects, in compliance with all applicable Federal, state, local or municipal statutes, ordinances, laws and regulations and all orders, rulings or other decisions of any court, administrative agency or other governmental authority relating to the protection of the environment. For purposes of this subsection, the term "Facilities Manager of BANK ONE" shall mean the Regional Property Manager, Banc One Ohio Corporation.

                          BANK ONE and Premier mutually covenant and agree that Premier may, at Premier's sole cost and expense, commission a Phase I Environmental Site
                          Assessment (the "Phase I") with respect to the Owned Real Estate by an independent environmental engineer reasonably acceptable to BANK ONE and Premier. The Phase I shall be performed in accordance with the requirements of the Phase I (ESA) Checklist-Minimum Requirements, and shall be conducted within 30 days following execution of this Agreement with preliminary findings with respect thereto to be presented to the parties as soon as reasonably practicable following performance of the Phase I but in no event later than 60 days following execution of this Agreement. The Phase I shall be conducted in such a manner that does not interfere with or otherwise prevent the performance of the normal operations and activities of the Offices. BANK ONE shall have the opportunity (i) to consult with Premier and the environmental engineer conducting the Phase I with respect to the preliminary findings of the consultant prior to the issuance of the Phase I report and (ii) at its option to remedy or alleviate any matter of concern identified in such preliminary findings prior to the issuance of the Phase I report, in which latter case issuance of the report by the deadline previously stated herein shall be deemed waived by BANK ONE until such later date as BANK
                          ONE may determine.

                          Anything to the contrary herein notwithstanding, Premier hereby covenants and agrees on behalf of itself and its agents, contractors, directors, officers and employees that the results of the Phase I shall be kept and maintained as confidential and shall not be disclosed to any third parties except:
                          1) pursuant to a subpoena or order of court of competent jurisdiction and then only after notification to BANK ONE in accordance with this Agreement and affording BANK ONE an opportunity to intervene in any such proceedings or 2) in response to the inquiry of appropriate bank regulatory authorities in conjunction with a termination or change in a regulatory application and then limited only to a statement that the reason for the change or termination relates to an Environmental Issue (as hereinafter defined), if such is the case, and in no instance including disclosure of the existence of, or copies of, the Phase I report or any other written document pertaining to any Environmental Issue, or extracts or compilations thereof, in whole or in part.

                          In the event that the Phase I preliminary findings reveal any facts that establish a reason to believe that any Hazardous Substances are present on, have been treated, stored, managed, or disposed of on any specific location of Owned Real Estate which could have a material adverse affect on that specific location of Owned Real Estate or could expose Premier to potential liability or costs of remediation which would be material (the "Environmental Issues"), and Premier notifies BANK ONE of such Environmental Issues not later than 3 days following receipt of the Phase I preliminary findings, then BANK ONE may, in its sole and absolute discretion:

                          1) take such remedial action so that a Phase I report can be issued that indicates or reflects that such Environmental Issues have been resolved or remedied so that same no longer constitute an Environmental Issue as defined herein;

                          2) exclude the specific Owned Real Estate and the assets and liabilities related thereto from the terms and conditions of this Agreement. In the event that BANK ONE elects this option, the parties recognize and agree that the acquisition consideration described in Section 1.04 shall be reduced accordingly, that any such exclusion shall affect the specific Owned Real Estate identified by BANK ONE only, and the terms and conditions of this Agreement shall remain in full force and effect as to the remainder of the Owned Real Estate and the assets and liabilities relating thereto;

                          a) the parties recognize and agree that, in the event that BANK ONE elects to exclude Owned Real Estate from the terms and conditions of this Agreement in accordance with the terms of this subsection, the parties may, but shall have no obligation to, enter into a lease on terms agreed by and between the parties providing for the lease by Premier of any such

                          Owned Real Estate;

                          3) determine not to take any remedial or other action, in which case Premier may, at its option purchase the Owned Real Estate in accordance with the terms of this Agreement notwithstanding the Environmental Issues, thereby agreeing to waive any Environmental Issues and to release and forever waive any claims relating thereto as against BANK ONE and its affiliates, shareholders, officers, directors, employees, agents and contractors;

                          Anything to the contrary herein notwithstanding, it is expressly understood and agreed by the parties that BANK ONE shall have no obligation to take or cause to be taken any remedial or other action pursuant to this Agreement or otherwise and that the failure of BANK ONE to take or cause to take any remedial or other action shall neither create nor result in any liability of BANK ONE to Premier, and that in the event that BANK ONE elects not to take any action with respect to any Environmental Issue, the rights of Premier with respect to any Environmental Issues are solely and exclusively those set forth in this subsection.


                 (p) ACCESS TO REAL ESTATE. No fact or condition exists which would result in the termination or impairment of access to the Owned Real Estate or Leased Real Estate from adjoining public or private streets or ways or which could result in discontinuation of necessary sewer, water, electric, gas, telephone, or other utilities or services. All sewage, sanitation, plumbing, refuse disposal, and similar facilities servicing the Owned Real Estate and Leased Real Estate are in full compliance with applicable governmental regulations.

                 (q) MECHANIC'S LIENS. BANK ONE has paid or will pay in full all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing of the Owned Real Estate and the Leased Real Estate, and no actual or potential mechanic's lien or other claims are outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing said properties.

                 (r) DEPOSIT. Attached as Schedule G hereto is a true and accurate schedule of all Deposit Accounts (including individual retirement accounts) domiciled at the Offices, prepared as of a date within thirty (30) days prior to the date of this Agreement, listing by Office and by category the amount of all deposits and the interest rates and maturity dates associated with such deposits, and indicating the deposits that constitute Core Deposits.

                 (s) OFFICE LOANS. Attached hereto as Schedule H is a true and accurate schedule of all Office Loans, including accrued and unpaid interest thereon, computed as of a date within thirty (30) days prior to the date of this Agreement, excluding, however, such Office Loans which are more than 30 days past due for payment. To the best knowledge of the Compliance Officer of BANK ONE, the documents evidencing the Office Loans are in compliance with applicable provisions of the Truth in Lending Act and Federal Reserve Regulation Z.

                 (t) PERSONAL PROPERTY. Schedule C is a true and accurate schedule of Fixed Assets owned by BANK ONE at any of the Offices, which Schedule specifies the original cost and net book value of each such item, as shown on the financial records of BANK ONE, computed as of the month-end immediately prior to the date of execution of this Agreement and describing any security interest therein or lien thereon.

                 (u) ASSUMED CONTRACTS AND THIRD PARTY LEASES. Schedule D is a true and accurate schedule of all Assumed Contracts related to the Offices. Each Assumed Contract is valid and subsisting in full force and effect.

                 (v) FIRPTA. BANK ONE is not a "foreign person" within the meaning of the Internal Revenue Code Section 1445.

                 (w) BANK SECRECY ACT REPORTING. BANK ONE will provide to Premier a listing of those Deposit Accounts for which the records of BANK ONE indicate an exemption to the reporting requirements of the Bank Secrecy Act at the same times that BANK ONE is required to provide listings of Deposit Accounts to Premier pursuant to this Agreement.

       3.02 REPRESENTATIONS AND WARRANTIES OF PREMIER. Premier represents and warrants to BANK ONE as follows:

                 (a) GOOD STANDING AND POWER OF PREMIER. PremierBank & Trust is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio with corporate power to own its properties and to carry on its business as presently conducted. PremierBank & Trust is an insured bank, as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. CoBancorp Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and a registered bank holding company under the Bank Holding Company Act of 1956, and as amended.

                 (b) AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Premier, and this Agreement is a valid and binding obligation of Premier.

                 (c) EFFECTIVE AGREEMENT. Subject to the receipt of any and all necessary regulatory approvals, the execution, delivery, and performance of this Agreement by Premier, and the consummation of the transactions contemplated hereby, will not conflict with, result in the breach of, constitute a violation or default, result in the acceleration of payment or other obligations, or create a lien, charge or encumbrance, under any of the provisions of the Articles of Incorporation or Code of Regulations of Premier, under any judgment, decree or order, under any law, rule or regulation of any government or agency thereof, or under any material agreement, material contract or material instrument to which Premier is subject, where such conflict, breach, violation, default, acceleration or lien would have a material adverse effect on Premier's ability to perform its obligations hereunder.

                 (d) NO BROKER. No broker or finder, or other party or agent performing similar functions, has been retained by Premier or is entitled to be paid based upon any agreements, arrangements, or understandings made by Premier in connection with the transactions contemplated hereby, and no brokerage fee or other commission has been agreed to be paid by Premier on account of the transactions contemplated hereby.

 4.    ACTIONS RESPECTING EMPLOYEES AND PENSION AND EMPLOYEE BENEFIT PLANS.
       --------------------------------------------------------------------

       4.01      EMPLOYMENT OF EMPLOYEES

                 (a) Premier may, but shall be under no obligation to, extend offers of employment, as of the Closing Date to employees of the Offices and to the Lorain Area Market Manager for BANK ONE.

                 (b) Not later than thirty (30) days following the date of this Agreement, Premier shall advise BANK ONE, in writing, of its election, at its sole discretion, to offer employment to, as of the Closing Date, any or all of the persons assigned to the Offices as employees of Premier (such selected persons, who thereafter accept such offer of employment, are hereinafter referred to as "Transferred Employees"), but the language of this Agreement shall not be construed as an offer of employment to any such persons. Following the expiration of said 30 days, BANK ONE shall be permitted to offer employment to any employees of the Offices who are not Transferred Employees.

                 (c) BANK ONE will cooperate with Premier to the extent reasonably requested and legally permissible to provide Premier with information about employees of the Offices including, without limitation, providing

                          Premier with the personnel files of those employees of the Offices who provide BANK ONE with their written consent thereto, and a means to meet with employees of the Offices for the purpose of selecting Transferred Employees.

       4.02 TERMS AND CONDITIONS OF EMPLOYMENT. Except as otherwise provided explicitly in this Agreement, the terms of employment for each Transferred Employee shall be determined solely by Premier's policies, procedures, and programs; provided, however, that for purposes of Premier's various employee benefit plans at and following the Closing Date, time of service with BANK ONE and its predecessors and affiliates, if any, will be credited to Transferred Employees for purposes of determining and calculating their eligibility for, and vesting (but not for benefit accrual) with respect to, such plans in a manner consistent with that of The BANC ONE CORPORATION Retirement Plan. Premier has no obligation to provide health insurance or health benefits for aTransferred Employee or Transferred Employee's family member in the event that such Transferred Employee or Transferred Employee's family member is determined by Premier's health insurer to be not insurable due to a pre-existing condition.

       4.03 COMPLIANCE WITH LAW. BANK ONE agrees that it shall comply with any applicable requirements, if any, for the Worker Adjustment and Retraining Notification Act in connection with the transaction contemplated by this Agreement.

       4.04 ACTIONS TO BE TAKEN BY BANK ONE. BANK ONE covenants to Premier that it will do or cause the following to occur:

                 (a) SOLICITATION OF TRANSFERRED EMPLOYEES. Except with the written consent of Premier, for six months following the Closing Date, BANK ONE will not solicit Transferred Employees as prospective officers or employees of BANK ONE.

                 (b) EMPLOYEE BENEFIT PROGRAMS. BANK ONE's obligations to employees of the Offices, including Transferred Employees, will be as set forth in established policies of BANC ONE CORPORATION and/or BANK ONE and BANK ONE shall continue its employee benefit programs in full force and effect as benefit programs for Transferred Employees through the Closing Date.
                          After the Closing, BANK ONE shall retain the responsibility and liability for the funding and payment of all claims incurred under such employee benefit programs through the Closing Date. Premier shall have no obligation or liability to compensate Transferred Employees for benefits of any kind earned, accrued, promised and/or provided to Transferred Employees as employees of BANK ONE, except with respect to eligibility and vesting as set forth in Section 4.02, above.

                 (c) EMPLOYEES OF THE OFFICES. BANK ONE shall not, without Premier's prior written consent (i) increase the aggregate full-time equivalent size of the work force at the Offices above the aggregate normal staffing levels designated by BANK ONE for the Offices at the date hereof, (ii) terminate any Transferred Employee prior to the Closing Date, except in accordance with applicable policies and procedures of BANC ONE, (iii) transfer or assign any Transferred Employee prior to the Closing Date to a position of permanent employment with BANK ONE; or
                          (iv) increase the
                          compensation of any Transferred Employee except pursuant to existing BANK ONE policies and procedures.

                 The obligations of BANK ONE pursuant to this Section 4.04 shall survive the Closing.

 5.    CONDITIONS PRECEDENT TO CLOSING.
       --------------------------------

       5.01 CONDITIONS TO BANK ONE'S OBLIGATIONS. The obligations of BANK ONE to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by BANK ONE to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

                 (a) PRIOR REGULATORY APPROVAL. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

                 (b) CORPORATE ACTION. The Board of Directors of Premier shall have taken all corporate action necessary by it to effectuate this Agreement and the Acquisition and Premier shall have furnished BANK ONE with a certified copy of each such resolution adopted by the Board of Directors of Premier evidencing the same.

                 (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Premier set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date, and Premier shall have delivered to BANK ONE a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

                 (d) COVENANTS. Each and all of the covenants and agreements of Premier to be performed or complied with at or prior to Closing pursuant to this Agreement shall have been duly performed or complied with in all material respects by Premier, or waived by BANK ONE, and Premier shall have delivered to BANK ONE a Certificate to that effect, dated as of the Closing Date to the effect specified in Schedule I to this Agreement.

                 (e) NO PROCEEDING OR PROHIBITION. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of BANK ONE, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transaction contemplated by this Agreement or which might result in rescission in connection with such transactions; and BANK ONE shall have been furnished with a Certificate, substantially in the form as specified in Schedule I to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or an Executive Vice President and Secretary or Assistant Secretary of Premier, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or, to the best of their knowledge, threatened.

                 (f) OPINION OF COUNSEL. Premier shall have delivered to BANK ONE an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to BANK
                          ONE and its counsel, in form and substance reasonably satisfactory to BANK ONE and its counsel, to the effect specified in SCHEDULE J to this Agreement.

       5.02 CONDITIONS TO PREMIER'S OBLIGATIONS. The obligations of Premier to consummate the Acquisition are subject to the satisfaction, or the waiver in writing by Premier to the extent permitted by applicable law, of the following conditions at or prior to the Closing:

                 (a) PRIOR REGULATORY APPROVAL. All filings and registrations with, and notifications to, all federal and state authorities required for consummation of the Acquisition and operation of the Offices by Premier shall have been made, all approvals and authorizations of all federal and state authorities required for consummation of the Acquisition and operation of the Offices by Premier shall have been received and shall be in full force and effect, and all applicable waiting periods shall have passed.

                 (b) CORPORATE ACTION. The Board of Directors of BANK ONE shall have taken all corporate action necessary to effectuate this Agreement and the Acquisition; and BANK ONE shall have furnished Premier with a certified copy of each such resolution adopted by the Board of Directors of BANK ONE evidencing the same.

                 (c) REPRESENTATIONS AND WARRANTIES. The representations and warranties of BANK ONE set forth in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though all such representations and warranties had been made on and as of such date (unless a different date is specifically indicated in such representations and warranties), and BANK ONE shall have delivered to Premier a Certificate to that effect, dated as of the Closing Date to the effect specified in SCHEDULE K to this Agreement.

                 (d) COVENANTS. Each and all of the covenants and agreements of BANK ONE to be performed or complied with pursuant to this Agreement shall have been duly performed or complied with in all material respects by BANK ONE, or waived by Premier, and BANK ONE shall have delivered to Premier a Certificate to that effect, dated as of the Closing Date to the effect specified in SCHEDULE K to this Agreement.

                 (e) NO PROCEEDINGS OR PROHIBITIONS. At the time of the Closing, there shall not be any litigation, investigation, inquiry, or proceeding pending or threatened in or by any court or agency of any government or by any third party which in the judgment of the executive officers of Premier, with the advice of counsel, presents a bona fide claim to restrain, enjoin, or prohibit consummation of the transactions contemplated by this Agreement or which might result in rescission in connection with such transactions; and Premier shall have been furnished with a Certificate, in substantially the form specified in SCHEDULE K to this Agreement, dated as of the Closing Date and signed by the Chairman, President, or Vice President, and the Secretary or Assistant Secretary of BANK ONE, to the effect that no such litigation, investigation, inquiry, or proceeding is pending or threatened to the best of their knowledge.

                 (f) OPINION OF COUNSEL. BANK ONE shall have delivered to Premier an opinion, dated as of the Closing Date, of legal counsel reasonably satisfactory to Premier and its counsel, in form and substance reasonably satisfactory to Premier and its counsel, to the effect specified in SCHEDULE L to this Agreement.

                 (g)      REAL PROPERTY.  The Title Commitment (as defined in
                          Section 2.01(c) herein) shall have been delivered to Premier, and updated to or as close as practicable to (but in no event more than five (5) business days prior to) the Closing Date, in accordance with the terms of such Section, and such updated Title Commitment shall not include any special exceptions other than those set forth in the original Title Commitment and any other Permitted Exceptions.

                 (h) FIXED ASSETS. There shall have been no material alteration in or adjustment to the Fixed Assets. For purposes of this subsection (h), it will not be considered to be a material alteration or adjustment to the Fixed Assets if (i) there is damage or destruction to the Fixed Assets as contemplated by
                          Section 2.01(g) herein and BANK ONE complies with said Section 2.01(g), (ii) BANK ONE makes additions to the Fixed Assets with the prior written consent of Premier or (iii) BANK ONE makes additions to the Fixed Assets without Premier's consent in order to correct emergency situations which are threatening to impair BANK ONE's operations at an Office.

       5.03 NON-SATISFACTION OF CONDITIONS PRECEDENT. The non-occurrence or delay of the Closing of the Acquisition by reason of the failure of timely satisfaction of all conditions precedent to the obligations of any party hereto to consummate the Acquisition shall in no way relieve such party of any liability to the other party hereto, nor be deemed a release or waiver of any claims the other party hereto may have against such party, if and to the extent the failure of timely satisfaction of such conditions precedent is attributable to the actions or inactions of such party.

       5.04 WAIVER OF CONDITIONS PRECEDENT. The conditions specified in Sections 5.01 and 5.02 herein shall be deemed satisfied or, to the extent not satisfied, waived if the Closing occurs unless such failure of satisfaction is reserved in a writing executed by Premier and BANK ONE at or prior to the Closing.

 6.    CLOSING.
       --------

       6.01 CLOSING AND CLOSING DATE. The Acquisition contemplated by this Agreement shall be consummated and closed (the "Closing") at such location as shall be mutually agreed upon by Premier and BANK ONE, on a date to be mutually agreed upon by Premier and BANK ONE which date is after all required regulatory approvals have been obtained and all applicable regulatory waiting periods associated therewith have expired. The precise date on which the Closing shall occur (the "Closing Date") shall be confirmed by the parties in writing not less than five (5) days after receiving all required regulatory approvals.

       6.02 BANK ONE'S ACTIONS AT CLOSING. At the Closing (unless another time is specifically stated in Section 6.04 hereof), BANK ONE shall, with respect to the Offices:

                 (a) deliver to Premier at the Offices such of the Assets purchased hereunder as shall be capable of physical delivery, including, without limitation, all assets comprising the safe deposit box business, if any, of the Offices; and

                 (b) execute, acknowledge and deliver to Premier all such limited warranty deeds (qualified, as necessary, to reflect all Permitted Exceptions), endorsements, assignments, bills of sale, and other instruments of conveyance, assignment, and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment, and transfer of the Assets sold or assigned to Premier hereunder and such other documents as the title company may reasonably require; the originals of all blueprints, construction plans, specifications and plat relating to the Owned Real Estate, which are now in BANK ONE's possession or which BANK ONE has reasonable access to; and such other documents or instruments as may be reasonably required by Premier, required by other provisions of this Agreement, or reasonably necessary to effectuate the Closing. All of the documents and instruments to be delivered by BANK ONE hereunder shall be in form and substance reasonably satisfactory to counsel for Premier; and

                 (c) execute, acknowledge and deliver to Premier a duly executed and recordable assignment to Premier of each Third Party Lease and a consent to assignment from the landlord of each Third Party Lease all in substantially as set forth in SCHEDULE F attached hereto and incorporated herein by reference;

                 (d) assign, transfer, and deliver to Premier such of the following records (in whatever form or medium then maintained by BANK ONE) pertaining to the Deposit Liabilities and accrued interest thereon of the Offices assumed by Premier hereunder as exist and are available:

                          (i) signature cards, orders and contracts between BANK ONE and depositors of the Offices, and records of similar character; and

                          (ii) canceled checks and/or negotiable orders of withdrawal representing charges to depositors; and

                          (iii)      a trial balance listing of records of
                                     account; and

                          (iv)       all other miscellaneous records,
                                     statements and other data and materials
                                     maintained by BANK ONE relative to any
                                     Deposit Liabilities being assumed by
                                     Premier; and

                 (e) assign, transfer, and deliver to Premier such safe deposit and safekeeping files and records (in whatever form or medium then maintained by BANK ONE) pertaining to the safe deposit business of the Offices transferred to Premier hereunder as exist and are available, together with the contents of the safe deposit boxes maintained at the Offices, as the same exist as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the leases or other agreements relating to the same) and all securities and other records, if any, held by the Offices for their customers as of the close of business on the day immediately preceding the Closing Date (subject to the terms and conditions of the agreements or receipts relating to the same); and

                 (f) make available and transfer to Premier on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to Premier pursuant to the terms of this Agreement; and

                 (g) execute, acknowledge and deliver to Premier all Certificates and other documents required to be delivered to Premier by BANK ONE at the Closing pursuant to the terms hereof; and

                 (h) assign by endorsement substantially in a form as provided in SCHEDULE N attached hereto, transfer and deliver to Premier the contract, promissory note(s) or other evidence of indebtedness related to the Office Loans together with the loan file and records (in whatever form or medium then maintained by BANK
                          ONE) pertaining to such Office Loans; and

                 (i) assign to Premier all BANK ONE's rights in and to the Assumed Contracts which are assignable and which constitute part of the Assets.

       6.03 PREMIER'S ACTIONS AT THE CLOSING. At the Closing (unless another time is specifically stated in Section 6.04 hereof), Premier shall, with respect to the Offices:

                 (a) execute, acknowledge, and deliver to BANK ONE, to evidence the assumption of the liabilities and obligations of BANK ONE by Premier hereunder, an instrument of assumption in the form set forth in SCHEDULE O to this Agreement, and BANK ONE shall then accept, execute, and acknowledge such instrument. Copies of such instrument may be recorded in the public records at the option of either party hereto. The execution and acknowledgment of such instrument shall not be deemed to be a waiver of any rights or obligations of any party to this Agreement;

                 (b) receive, accept and acknowledge delivery of all Assets, and all records and documentation relating thereto, sold, assigned, transferred, conveyed or delivered to Premier by BANK ONE hereunder; and

                 (c) execute and deliver to BANK ONE such written receipts for the Assets, properties, records, and other materials assigned, transferred, conveyed, or delivered to Premier hereunder as BANK ONE may reasonably have requested at or before the Closing;

                 (d) pay to BANK ONE on the Closing Date and prior to the conclusion of the Closing any funds required to be paid to BANK ONE at the Closing pursuant to the terms of this Agreement;

                 (e) execute, acknowledge and deliver to BANK ONE all Certificates and other documents required to be delivered to BANK ONE by Premier at the Closing pursuant to the terms hereof; and

                 (f) execute, acknowledge and deliver to BANK ONE an agreement wherein Premier assumes obligations with respect to the Third Party Lease and Assumed Contracts for all periods following the Closing Date with respect thereto.

       6.04 METHODS OF PAYMENT. Subject to the adjustment procedures set forth in this Section 6.04, the transfer of the funds, if any, due to Premier or to BANK ONE, as the case may be, as set forth pursuant to the terms of Section 1.04(a) hereof, shall be made on the Closing Date in immediately available collected funds of the United States. At least two business days prior to the Closing, BANK ONE and Premier shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred. In order to facilitate the Closing, the parties agree: (i) that the amount of funds transferred on the Closing Date, pursuant to Section 1.04(a) hereof, shall be computed based upon (a) the aggregate book value plus accrued interest of the Office Loans as of the close of business on the day immediately preceding the Closing Date, (b) cash on hand at the Offices as of the close of business on the day immediately preceding the Closing Date, and (c) the aggregate balance of all Deposit Accounts (including interest posted or accrued to such accounts and Individual Retirement Accounts which have become IRAs as a result of the written appointment of Premier as the successor custodian and the failure of the account holders to object to such appointment) as of the close of business on the day immediately preceding the Closing Date; and (ii) that within ten (10) business days after the Closing, the parties shall make appropriate post-closing adjustments, consistent with the provisions of Section 1.04 hereof, based upon actual Deposit Accounts, Office Loans and cash transactions which took place on the Closing Date or which took place prior to the Closing Date but which were not reflected as of the close of business on the day immediately preceding the Closing Date and execute the Final Settlement in a form substantially similar to SCHEDULE Q, attached. In addition, prorations of prepaid and deferred income and expenses that cannot be reasonably calculated at the Closing shall be settled and paid based on actual figures as soon as possible after the Closing.

       6.05 AVAILABILITY OF CLOSING DOCUMENTS. The documents proposed to be used and delivered at the Closing shall be made available for examination by the respective parties not later than 12:00 noon, Ohio time, on the tenth Business Day prior to the Closing Date.

       6.06 EFFECTIVENESS OF CLOSING. Upon the satisfactory completion of the Closing, which does not include and shall not require completion of the adjustment and proration arrangements set forth in Section 6.04, the Acquisition shall be deemed to be effective and the Closing shall be deemed to have occurred.

 7.    CERTAIN TRANSITIONAL MATTERS.
       -----------------------------

       7.01 TRANSITIONAL ACTION BY PREMIER. After the Closing, unless another time is otherwise indicated:

                 (a) Premier shall: (i) pay in accordance with the law and customary banking practices and applicable Deposit Account contract terms, all properly drawn and presented checks, negotiable orders of withdrawal, drafts, debits, and withdrawal orders presented to Premier by mail, over the counter, through electronic media, or through the check clearing system of the banking industry, by depositors of the Deposit Accounts assumed by Premier hereunder, whether drawn on checks, negotiable orders or withdrawal, drafts, or withdrawal order forms provided by Premier or BANK ONE; and (ii) in all other respects discharge, in the usual course of the banking business, the duties and obligations of BANK ONE with respect to the balances due and owing to the depositors whose Deposit Accounts are assumed by Premier hereunder; PROVIDED, HOWEVER, that any obligations of Premier pursuant to this Section 7.01 to honor checks, negotiable orders of withdrawal, drafts, and withdrawal orders on forms provided by BANK ONE and carrying its imprint (including its name and transit routing number) shall not apply to any checks, draft, or withdrawal order (i) presented to Premier more than one hundred twenty (120) days following the Closing Date, (ii) with a date more than one hundred twenty (120) days prior to (a) the Closing Date or (b) the date of Premier's receipt thereof, or
                          (iii) on which a stop payment has been requested by the deposit customer. The provisions of this subsection 7.01(a) shall in no way limit Premier's duties or obligations arising under Section 1.03(b) hereof.

                 (b) Premier shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than 25 days prior to the Closing Date, notify all depositors of the Offices by letter, acceptable to BANK ONE, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts, of Premier's pending assumption of the Deposit Liabilities hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain BANK ONE deposit-related services and/or BANK ONE's debit card and automatic teller machine services, will be terminated. As an enclosure to such notices, Premier may furnish appropriate depositors with brochures, forms and other written materials related or necessary to the assumption of the Deposit Accounts by Premier and the conversion of said accounts to Premier accounts, including the provision of checks to appropriate depositors using the forms of Premier with instructions to such depositors to utilize such Premier checks on and after the Closing Date and thereafter to destroy any unused checks on

                          BANK ONE's forms. The expenses of the printing, processing and mailing of such letter notices and providing new Premier checks and other forms and written materials to appropriate customers shall be borne by Premier. Before Closing, except as provided in this paragraph, Premier will not contact BANK ONE's customers except as may occur in connection with advertising or solicitations directed to the public generally or in the course of obtaining the requisite regulatory approvals of the transaction.

                 (c) Premier shall promptly pay to BANK ONE an amount equivalent to the amount of any checks, negotiable orders of withdrawal, drafts, or withdrawal orders (net of the applicable Acquisition Consideration paid by Premier with respect to the Deposit Liabilities represented by any such instrument) credited as of the close of business on the Closing Date to a Deposit Account assumed by Premier hereunder which are returned uncollected to BANK ONE after the Closing Date and which shall include an amount equivalent to holds placed upon such deposit account for items cashed by BANK ONE as of the close of business on the Closing Date which items are subsequently dishonored.

                 (d) All tasks and obligations concerning the provision of data processing services to or for the Offices after the Closing, other than those specifically set forth in, and to the extent assumed by BANK ONE pursuant to, Section 7.02(b) herein, are the sole and exclusive responsibility of, and shall be performed solely and exclusively by, Premier.

                 (e) Premier shall, not later than the close of business on the business day immediately following the Closing Date, supply suitable government-backed securities as security for any deposits of governmental units included among the Deposit Liabilities for which BANK ONE had provided similar security.

                 (f) Premier shall, as soon as practicable after the Closing Date, prepare and transmit at Premier's expense to each of the obligors on Office Loans transferred to Premier pursuant to this Agreement a notice to the effect that the loan has been transferred and directing that payment be made to Premier at the address specified by Premier, with Premier's name as payee on any checks or other instruments used to make payments, and, with respect to such loan on which a payment notice or coupon book has been issued, to issue a new notice or coupon book reflecting the name and an address of Premier as the person to whom and place at which payments are to be made.

                 (g) If the balance due on any Office Loan transferred to Premier pursuant to this Agreement has been reduced by BANK ONE as a result of a payment by check or draft received prior to the close of business on the Closing Date, which item is returned unpaid to BANK ONE after the day immediately preceding the Closing Date, the asset value represented by the loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be promptly paid by Premier to BANK ONE.

                  (h) Premier shall use its best efforts to cooperate with BANK ONE in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by Premier hereunder.

       7.02 TRANSITIONAL ACTIONS BY BANK ONE. After the Closing, unless another time is otherwise indicated:

                 (a) BANK ONE shall use its best efforts to cooperate with Premier in assuring an orderly transition of ownership of the Assets and responsibility for the liabilities, including the Deposit Liabilities, assumed by Premier hereunder.

                 (b) BANK ONE's sole and exclusive responsibilities concerning the provision of data processing services to or for the Deposit Accounts of the Offices after the Closing Date shall be as set forth in this
                          Section 7.02(b). As soon as practicable following the date of this Agreement, BANK ONE shall provide Premier with applicable product functions and specifications relating to the data processing support required for the Deposit Accounts, Office Loans, and safe deposit business (if such data processing support currently is provided with respect to such business) maintained at the Offices (such Deposit Accounts, Office Loans and safe deposit business, if applicable, hereinafter called the "Accounts"). As soon as practicable following the date of this Agreement, BANK ONE shall provide to Premier file formats relating to the Accounts and test tapes related to the Accounts in generic form which are machine readable on IBM (or IBM compatible) equipment or which shall be on eighteen track 3480 cartridges

                          (non-compressed data) or on nine channel 6250 B.P.I. EBCIDIC formatted tape. BANK ONE represents and warrants that the information contained in such file formats or on such tapes is accurate and correct in all material respects as of the time given. By not later than 2:00 P.M. local Columbus, Ohio, time of the day immediately following the Closing Date, BANK ONE shall make available for Premier's pick-up at Columbus, Ohio, tapes containing all pertinent data and descriptive information relating to the Accounts which is then available to BANK ONE, which tapes shall constitute BANK ONE's records maintained as of and current to the close of business on the Closing Date with respect to the Accounts. BANK ONE shall bear all costs and expenses relating to the performance of its obligations pursuant to this
                          Section 7.02(b).

                 (c) Prior to the Closing Date, BANK ONE shall cooperate with Premier, at Premier's expense and at no expense to BANK ONE, in making Transferred Employees available at reasonable times for whatever program of training Premier deems advisable; PROVIDED, HOWEVER, that Premier shall conduct such training program in a manner that does not materially interfere with or prevent the performance of the normal duties and activities of such Transferred Employees. Premier shall make request of BANK ONE for training opportunities prior to the Closing Date. Such requests, which shall specify the time, duration and place of such training, must be approved by BANK ONE. Such approvals will not be unreasonably withheld by BANK ONE.

                 (d) BANK ONE shall cooperate with and permit Premier, at Premier's option and expense and at no expense to BANK ONE, to make provision for the installation of teller equipment in the Offices; PROVIDED, HOWEVER, that Premier shall arrange for the installation and placement of such equipment at such times and in a manner that does not significantly interfere with the normal business activities and operation of BANK ONE or the Offices.

                 (e) BANK ONE shall resign as custodian of each IRA account maintained at the Offices and assign the custodianship of such accounts to Premier upon Closing.

                 (f) Not sooner than one (1) business day prior to the Closing nor later than the close of business on the Closing Date, BANK ONE shall terminate its debit card service and convert and change over its direct deposit or payroll and retirement payments service for the Deposit Accounts from BANK ONE to Premier. Such terminations will be preceded by the notice described in Section 7.01(b) herein.

                 (g) Not later than the opening of business on the first business day after the Closing Date, BANK ONE and Premier shall provide the Federal Reserve Bank of Cleveland with all information necessary in order to expedite the clearing and sorting of all checks, drafts, instruments and other commercial paper relative to the Deposit Liabilities and/or the Office Loans (hereinafter collectively referred to as "Paper Items"). Premier shall bear all charges and costs imposed by the Federal Reserve in connection with the reassignment of account number ranges for sorting the Paper Items.

                          In the event the Federal Reserve and/or any other regional or local clearinghouse for negotiable instruments fails, refuses or is unable to direct sort such Paper Items for delivery to Premier with the result that such Paper Items are presented to BANK ONE, by not later than 1:00 p.m. local time of each business day following the Closing and continuing for one hundred twenty (120) days after the Closing, BANK ONE will make available to Premier for pick up from BANK ONE's offices or the offices of BANK ONE's agent and/or processor at Brecksville, Ohio, and/or at Painesville, Ohio, all of the Paper Items which are received by BANK ONE from the Federal Reserve Bank of Cleveland and/or any regional or local clearinghouse during the morning of each such business day on an "as-received basis." At the same time BANK ONE shall also make available to Premier information and records, including but not limited to systems printouts, concerning such Paper Items and concerning incoming Automated Clearing House items ("ACH items") as well as outstanding Automatic Teller Machine ("ATM") transactions. Such information and records, including but not limited to systems printouts, will utilize the most recent account number designated by BANK ONE for each of the Deposit Accounts and/or the Office Loans. Each business day BANK ONE will endeavor to see that the sum of (a) the actual Paper Items provided to Premier plus (b) all ACH items and ATM transactions captured by BANK ONE in its information and records balance with the sum of (c) the information and records, including but not limited to systems printouts, provided by BANK ONE relative to the Paper Items plus (d) the information and records, including but not limited to systems printouts, provided relative to the ACH items and ATM transactions affecting the Deposit Accounts and/or the Office Loans.

                          BANK ONE shall provide the foregoing at no charge to Premier except that Premier shall pay any charges assessed to BANK ONE by the Federal Reserve Bank of Cleveland, a national or local clearinghouse and/or BANK ONE's agent and/or processor to the extent such assessments relate to the Deposit Accounts. Premier shall be responsible for pick up of the data to be provided by BANK ONE.

                          BANK ONE and Premier shall arrange for appropriate daily settlement with one another in order that the transmission of all monies associated with the matters set forth in this Section 7.02(g) might be effected promptly.

                          BANK ONE shall not be liable to Premier for any failure to provide the data required by this Section 7.02(g) to the extent any such failure results from causes beyond BANK ONE's control including war, strike or other labor disputes, acts of God, errors or failures of the Federal Reserve Bank of Cleveland and/or a participating regional or local clearinghouse, or equipment failure or other emergency wherein BANK ONE and/or its agent processor has been unable to process inclearings from the Federal Reserve Bank of Cleveland or such clearinghouse.

                 (h) BANK ONE shall, not earlier than the time of procurement of all regulatory approvals required for consummation of the transaction contemplated by this Agreement nor later than twenty days prior to the Closing Date, notify all depositors of the Offices and all borrowers of any Office Loan by letter acceptable to Premier, produced in, if appropriate, several similar, but different forms calculated to provide necessary and specific information to the owners of particular types of accounts and/or loans, of Premier's pending assumption of the Deposit Liabilities and acquisition of the Office Loans hereunder, and, in appropriate instances, notify depositors that on and after the Closing Date certain BANK ONE deposit-related services and/or BANK ONE's debit card and automatic teller machine services, will be terminated. The expenses of the printing, processing and mailing of such letter notices shall be borne by BANK ONE.

                 (i) For a period of sixty (60) days after the Closing Date, BANK ONE will forward to Premier, within two
                          (2) business days of receipt, loan payments received by BANK ONE with respect to the Office Loans. Premier will forward payments due BANK ONE with respect to any loans not otherwise assigned to Premier pursuant to this Agreement, to BANK ONE not later than two (2) business days following date of receipt by Premier. Premier and BANK ONE further agree to refer customers to the offices of the other when such customers present payments over the counter to the party not holding their respective loan.

                 (j) ACCOUNT STATEMENTS. At BANK ONE's cost, BANK ONE shall issue, as of the calendar day immediately preceding the Closing Date, standard account statements for each NOW and checking account included in the Deposit Liabilities. Passbook transaction information that has not been posted to a passbook will be passed by BANK ONE to Premier via magnetic tape. Premier shall be responsible for posting on passbooks the transactions reflected on such magnetic tape for passbook accounts.

                 (k) INTEREST REPORTING. BANK ONE shall report from January 1, 1996, through the Closing Date, and Premier shall report from the Closing Date through December 31, 1996, all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to the Deposit Accounts. Such reports shall be made to the holders of Deposit Liabilities and to the applicable federal and state regulatory agencies.

                 (l) WITHHOLDING. On or before the Closing Date, BANK ONE shall deliver to Premier a computer listing of a "B" notices (TINS do not match) and "C" notices (under-reporting/IRS imposed withholdings) issued by the Internal Revenue Service ("IRS") relating to such Deposit Accounts. Following the Closing Date, BANK ONE shall immediately deliver to Premier (i) any and all similar notices regarding such Deposit Accounts received from the IRS, and (ii) all notices received from the IRS releasing withholding restrictions on such Deposit Accounts. Any amounts required by any governmental agency to be withheld from such Deposit Accounts ( the "Withholding Obligations") or any penalties imposed by any governmental agency in conjunction therewith shall be handled as follows;

                          a) Any Withholding Obligations required to be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by BANK ONE, and any other sums withheld by BANK ONE pursuant to the Withholding Obligations prior to the Closing Date shall also be remitted by BANK ONE to the appropriate governmental agency on or prior to the time they are due;

                          b) Any Withholding Obligations required to be remitted to the appropriate governmental agency after the Closing Date with respect to Withholding Obligations after the Closing Date shall be withheld and remitted by Premier. Within two (2) business days of receipt of any such notice by BANK ONE, BANK ONE shall notify Premier and Premier shall comply with the requirements of such notice;

                          c) Any penalties described on "B" notices from the IRS which relate to the Deposit Accounts and which are received by BANK ONE prior to the Closing Date will be paid by BANK ONE promptly upon receipt of the notice, providing such penalty assessment resulted from BANK ONE's acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of BANK ONE;

                          d) Any penalties described on "B" notices from the IRS which relate to the Deposit Accounts and which are received by Premier after the Closing Date shall be paid by Premier promptly upon receipt of the notice, providing such penalty assessment resulted from Premier's acts, policies or omissions, and any efforts to reduce such penalties shall be the responsibility of Premier; and

                          e) Any penalties assessed due to information missing from information filings regarding the Deposit Accounts, including, without limitation, 1099 forms, shall be paid by BANK ONE promptly upon receipt of the notice providing such penalty assessment resulted from BANK ONE's acts, policies or omissions prior to the Closing Date, and any efforts to reduce such penalties shall be the responsibility of BANK ONE.

       7.03 OVERDRAFTS AND TRANSITIONAL ACTION. Overdrafts paid on the Deposit Accounts with respect to ledger dates after the Closing Date will be the responsibility and risk of Premier. Overdrafts approved with respect to ledger dates more than four (4) business days prior to the Closing Date will be the responsibility and risk of BANK ONE. Overdrafts approved with respect to ledger dates during the period beginning four (4) business days prior to the Closing Date through the Closing Date, inclusive, will initially be the responsibility and risk of Premier (other than overdrafts of customers who are specifically identified in writing by Premier to BANK ONE not less than four (4) business days prior to the Closing Date); provided, however, that Premier shall have the right to retransfer any such overdrafts back to BANK ONE for BANK ONE's responsibility and at its risk within six (6) days following the Closing Date, and BANK ONE will repurchase all rights in respect of such overdrafts from Premier for the amount of each such overdraft outstanding at the time it is retransferred back to BANK ONE less the amount of the Acquisition Consideration paid by Premier to BANK ONE attributable to such overdrafts; provided, however, that Premier shall have closed all accounts on which each such overdraft exists not later than the date of such retransfer.

       7.04      ATMS.

                 (a)      BANK ONE shall provide to Premier no later than sixty
                          (60) days prior to the Closing Date, a test tape, along with a file format or file layout and a production tape thirty (30) days before the Closing Date, containing customer name, address, card number, card status (open, closed or blocked), personal identification number ("PIN"), withdrawal limits, the Deposit Accounts activated by, accessible to or committed to such cards, issue dates and/or open dates, last transaction dates, expiration dates and social security numbers as to all ATM cards issued to customers of the BANK ONE Offices whose accounts are included in the BANK ONE Deposit Liabilities transferred hereunder (the "ATM Cards"). BANK ONE agrees to notify its processor to deactivate the operation of the BANK ONE ATM Cards completely or to deactivate or disconnect the Deposit Accounts from such BANK ONE ATM Cards no later than the business day cutoff on the date prior to the Closing Date so that all activity generated by the BANK ONE ATM Cards shall have settled prior to the Closing Date. All transactions and activity related to the BANK ONE ATM Cards following the Closing Date which are received or forwarded to BANK ONE will be returned by BANK ONE to its processor for forwarding to Premier or will be accepted and forwarded by BANK ONE to Premier along with all corresponding funds. BANK ONE thereafter agrees to immediately notify its processor to deactivate such ATM Cards and to forward all transactions related thereto directly to Premier.

                 (b) BANK ONE agrees to deactivate the ATMs located at the Offices on or before the business day cutoff on the day prior to the Closing Date. Thereafter, Premier shall reconfigure the ATMs to its standards for activation after the business day cutoff on the Closing Date.

                 (c) Premier and BANK ONE agree to cooperate with each other to assure that all transactions originated through the ATM or originated with the ATM Cards prior to or on the Closing Date shall be for the account of BANK ONE and all transactions originated after the Closing Date shall be for the account of Premier. A post closing adjustment shall be made in the manner set forth in Section 6.04 hereof to reflect all such transactions which cannot be reasonably calculated as of the Closing.

       7.05 EFFECT OF TRANSITIONAL ACTION. Except as and to the extent expressly set forth in this Article 7, nothing contained in this Article 7 shall be construed to be an abridgment or nullification of the rights, customs and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article 7.

 8.    GENERAL COVENANTS AND INDEMNIFICATION.
       --------------------------------------

       8.01 CONFIDENTIALITY OBLIGATIONS OF PREMIER. From and after the date hereof, Premier and its affiliates and parent company shall treat all information received from BANK ONE concerning the business, assets, operations, and financial condition of BANK ONE (including without limitation the Offices), as confidential, unless and to the extent that Premier can demonstrate that such information was already known to Premier and its affiliates, if any, or in the public domain or received from a third person not known by Premier to be under any obligation to BANK ONE; and Premier shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, Premier shall, and shall cause its affiliates, if any, to, promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of BANK ONE in connection with the transactions contemplated hereby. The covenants of Premier contained in this Section 8.01 are of the essence and shall survive any termination of this Agreement, but shall terminate at the Closing, if it occurs, with respect to any information that is limited solely to the activities and transactions of the Offices;

                 PROVIDED, HOWEVER, that neither Premier nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.01 if Premier shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by BANK ONE that all information provided to Premier related to this purchase and assumption transaction may be provided to Premier's affiliates for the purpose of consummating the transaction which is the subject of this Agreement.

       8.02 CONFIDENTIALITY OBLIGATIONS OF BANK ONE. From and after the date hereof, BANK ONE, its affiliates and its parent corporation shall treat all information received from Premier concerning Premier's business, assets, operations, and financial condition as confidential, unless and to the extent BANK ONE can demonstrate that such information was already known to BANK ONE or its affiliates or in the public domain, and BANK ONE shall not use any such information (so required to be treated as confidential) for any purpose except in furtherance of the transactions contemplated hereby. Upon the termination of this Agreement, BANK ONE shall promptly return all documents and workpapers containing, and all copies of, any such information (so required to be treated as confidential) received from or on behalf of Premier in connection with the transactions contemplated hereby. The covenants of BANK ONE contained in this Section 8.02 are of the essence and shall survive any termination of this Agreement; PROVIDED, HOWEVER, that neither BANK ONE nor any of its affiliates shall be deemed to have violated the covenants set forth in this Section 8.02 if BANK ONE shall in good faith disclose any of such confidential information in compliance with any legal process, order or decree issued by any court or agency of government of competent jurisdiction. It is expressly acknowledged by

                 Premier that all information provided to BANK ONE related to this purchase and assumption transaction may be provided to Banc One Corporation and BANK ONE's affiliates for the purpose of consummating the transaction which is the subject of this Agreement.

       8.03 INDEMNIFICATION BY BANK ONE. From and after the Closing Date, BANK ONE shall indemnify, hold harmless, and defend Premier from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced prior to the Closing (other than proceedings to prevent or limit the consummation of the Acquisition) relating to operations at the Offices and/or the Deposit Liabilities or Office Loans of the Offices; and BANK ONE shall further indemnify, hold harmless, and defend Premier from and against all losses and liabilities, including reasonable attorneys' fees and expenses, arising out of any actions, suits, or proceedings commenced on or after the Closing to the extent the same relate to operations at the Offices and/or the Deposit Liabilities or Office Loans prior to the Closing. The obligations of BANK ONE under this
                 Section 8.03 shall be contingent upon Premier giving BANK ONE written notice (i) of receipt by Premier of any process and/or pleadings in or relating to any actions, suits, or proceedings of the kinds described in this Section 8.03, including copies thereof, and (ii) of the assertion of any claim or demand relating to the operation of the Offices and/or the Deposit Liabilities or Office Loans prior to the Closing, including, to the extent known to Premier, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen days of the receipt by Premier of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. BANK ONE shall have the right to take over Premier's defense in any such actions, suits, or proceedings through counsel selected by BANK ONE, to compromise and/or settle the same and to prosecute any available appeals or reviews of any adverse judgment or ruling that may be entered therein. The obligations of BANK ONE pursuant to this Section 8.03 shall survive the Closing.

       8.04 INDEMNIFICATION BY PREMIER. From and after the Closing Date, Premier shall indemnify, hold harmless and defend BANK ONE from and against all claims, losses, liabilities, demands and obligations, including without limitation reasonable attorneys' fees and operating expenses which Premier may receive, suffer, or incur in connection with (i) any losses incurred by BANK ONE related to BANK ONE's compliance with instructions from Premier made pursuant to Section 7.04 of this Agreement and not related to any negligence or malfeasance on the part of BANK ONE and (ii) operations and transactions occurring after the Closing and which involve the Assets transferred, the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed pursuant to this Agreement. The obligations of Premier under this Section
                 8.04 shall be contingent upon BANK ONE giving Premier written notice (i) of the receipt by BANK ONE of any process and/or pleadings in or relating to any actions, suits or proceedings of the kinds described in this Section 8.04, including copies thereof, and (ii) of the assertion of any claim or demand relating to the Assets transferred to and/or the Deposit Liabilities or Office Loans and the other obligations and liabilities assumed by Premier on or after the Closing, including, to the extent known to BANK ONE, the identity of the person(s) or entity(ies) asserting such claim or making such demand and the nature thereof, and including copies of any correspondence or other writings relating thereto. All notices required by the preceding sentence shall be given within fifteen (15) days of the receipt by BANK ONE of any such process or pleadings or any oral or written notice of the assertion of any such claims or demands. Premier shall have the right to take over BANK ONE's defense in any such actions, suits, or proceedings through counsel selected by Premier, to compromise and/or settle the same and to prosecute any available appeals or review of any adverse judgment or ruling that may be entered therein. The obligations of Premier pursuant to this Section
                 8.04 shall survive the Closing.

       8.05 SOLICITATION OF CUSTOMERS BY PREMIER PRIOR TO CLOSING. At any time prior to the Closing Date, Premier will not, and will not permit any of its affiliates, if any, to conduct any marketing, media or customer solicitation campaign which is specifically targeted to induce customers whose Deposit Account liabilities are to be assumed or Office Loans are to be acquired by Premier pursuant to this Agreement to discontinue their account relationships with BANK ONE, except as may occur in connection with advertising or solicitations directed to the public generally. Additionally, at any time prior to the Closing, Premier shall not offer to pay on any transaction accounts or any new or renewal savings accounts or certificates of deposits, rates of interest greater than those offered or then being paid on similar accounts for like term and amount by the main office of Premier.

       8.06 SOLICITATION OF CUSTOMERS BY BANK ONE AFTER THE CLOSING. From the date of this Agreement and for six (6) months following the Closing Date, BANK ONE will not, and BANK ONE will not permit any of its affiliates, including the directors, officers, employees or principal shareholders of BANK ONE, to directly compete for or solicit deposit accounts from customers whose Deposit Liabilities and/or Office Loans are assumed or acquired by Premier pursuant to this Agreement, except as may occur in connection with (i) advertising or solicitations directed to the public generally,
                 (ii) solicitations outside Lorain County, Ohio and (iii)
                 BANK ONE customers with a banking relationship with BANK ONE at offices other than the Offices as of the Closing Date.

       8.07 FURTHER ASSURANCES. From and after the date hereof, each party hereto agrees to execute and deliver such instruments and to take such other actions as the other party hereto may reasonably request in order to carry out and implement this Agreement. Without limiting the foregoing, BANK ONE agrees to execute and deliver such deeds, bills of sale, acknowledgments, and other instruments of conveyance and transfer as, in the reasonable judgment of Premier, shall be necessary and appropriate to vest in Premier the legal and equitable title to the Assets of BANK ONE being conveyed to Premier hereunder. The covenants of each of the parties hereto pursuant to this Section 8.07 shall survive the Closing.

       8.08 OPERATION OF THE OFFICES. Except as otherwise provided in this Agreement, neither BANK ONE, nor its subsidiaries, affiliates or parent corporation shall be obligated to provide for any managerial, financial, business, or other services to the Offices, including without limitation any personnel, employee benefit, data processing, accounting, risk management, or other services or assistance that may have been provided to the Offices prior to the close of business on the Closing Date, and Premier shall take such action as may in its judgment appear to be necessary or advisable to provide for the ongoing operation and management of, and the provision of services and assistance to, the Offices after the Closing Date. As soon as possible after the Closing Date, Premier shall change the legal name of the Offices and, except for any documents or materials in possession of the customers of the Offices (including but not limited to deposit tickets and checks), shall not use and shall cause the Offices to cease using any signs, stationery, advertising, documents, or printed or written materials that refer to the Offices by any name that includes the words "BANK ONE" or "BANC ONE." Preceding the Closing, BANK ONE shall cooperate with any reasonable requests of Premier directed to obtaining specifications for the procurement of new signs of Premier's choosing so that Premier is in a position to install new signs immediately following the close of business on the Closing Date; PROVIDED, HOWEVER, that Premier's receipt of all sign specifications shall be obtained by Premier in a manner that does not significantly interfere with the normal business activities and operations of the Offices, and further provided that the procurement of all new signs shall be at the sole and exclusive expense of Premier. As indicated in Section 1.02(c), BANK ONE will retain its signs located at the Offices. If removed by Premier in conjunction with its installation of new signs, Premier shall obtain BANK ONE's approval for such removal and shall insure that said signs are removed without damaging them. It is understood by the parties hereto that, with the exception of the signs themselves, all mounting facilities for the signs shall be considered as fixtures or as part of the Fixed Assets.


       8.09 INFORMATION AFTER CLOSING. For a period of seven (7) years following the Closing, upon written request of BANK ONE to Premier or Premier to BANK ONE, as the case may be, such requested party shall provide the requesting party with reasonable access to, or copies of, information and records relating to the Offices which are then in the possession or control of the requested party reasonably necessary to permit the requesting party or any of its subsidiaries or affiliates to comply with or contest any applicable legal, tax, banking, accounting, or regulatory policies or requirements, or any legal or regulatory proceeding thereunder or requests related to customer relationships at the Offices prior to Closing. In the event of any such requests, the requesting party shall reimburse the requested party for the reasonable costs of the requested party related to such request.

       8.10 SURVIVAL OF COVENANTS. The obligations and covenants of the parties under this Section 8 shall survive the Closing.

       8.11 INDIVIDUAL RETIREMENT ACCOUNTS. All Individual Retirement Accounts related to the Offices that shall not have become IRAs by the close of business on the 30th day following the Closing shall not be assigned by BANK ONE to Premier or assumed by Premier. BANK ONE may thereafter, at its option, elect to retain such Individual Retirement Accounts, advise the account holders that it has withdrawn its resignation as custodian or transfer the amount in such Individual Retirement Accounts to the account holders. Any Acquisition Consideration paid by Premier for any Individual Retirement Accounts not assigned by BANK ONE to Premier shall be refunded to Premier not later than the 35th day following the Closing.

       8.12 COVENANT NOT TO COMPETE. From and after the Closing and for a period of one (1) year following the Closing Date, BANK ONE shall not, and shall not enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises situated within a radius of one mile of any Office (the "Protected Area" in this subsection), for the purpose of making loans, accepting deposits or cashing checks; provided, however, that BANK ONE's direct or indirect performance of any of the foregoing activities within the Protected Area as a result of the acquisition by BANK ONE or any affiliate or its parent holding company of an office or offices of, or merger with or acquisition by or of, a financial institution or financial institution holding company engaging in such activities within the Protected Area, or the assumption of deposits or acquisition of loans therefrom (including, without limitation, any deposits or loans assumed, transferred, or otherwise acquired from the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, or any successor thereof whether in the capacity of conservator or receiver) shall not be deemed a breach of the foregoing, nor shall the establishment by BANK ONE of an ATM at any office of BANK ONE within the Protected Area.

9.     TERMINATION.
       ------------

       9.01 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by mutual consent of the parties authorized by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of each of BANK ONE and Premier.

       9.02 TERMINATION BY BANK ONE. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of BANK
                 ONE:

                 (a) in the event of a material breach by Premier of this Agreement; or

                 (b) in the event any of the conditions precedent specified in Section 5.01 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by BANK ONE; or

                 (c) in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to BANK ONE, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or

                 (d) on or after March 31, 1996, if the Closing has not then occurred.

       9.03 TERMINATION BY PREMIER. This Agreement may be terminated and the transactions contemplated hereby abandoned by a vote of a majority of the Board of Directors (or by the vote of the Executive Committee of such Board, if so empowered) of
                 Premier:

                 (a) in the event of a material breach by BANK ONE of this Agreement; or

                 (b) in the event any of the conditions precedent specified in Section 5.02 of this Agreement has not been met as of the date required by this Agreement and, if not so met, has not been waived by Premier; or

                 (c) in the event any regulatory approval required for consummation of the Acquisition is denied by the applicable regulatory authority or in the event that at any time prior to the Closing Date it shall become reasonably certain to Premier, with the advice of counsel, that a regulatory approval required for consummation of the Acquisition will not be obtained; or

                 (e) on or after March 31, 1996, if the Closing has not then occurred.

       9.04 EFFECT OF TERMINATION. The termination of this Agreement pursuant to Sections 9.02 or 9.03 of this Article 9 shall not release any party hereto from any liability or obligation to the other party hereto arising from (i) a breach of any provision of this Agreement occurring prior to the termination hereof or (ii) the failure of timely satisfaction of conditions precedent to the obligations of a party to the extent that such failure of timely satisfaction is attributable to the actions or inactions of such party.

10.    MISCELLANEOUS PROVISIONS.
       -------------------------

       10.01 EXPENSES. Except as and to the extent specifically allocated otherwise herein, each of the parties hereto shall bear its own expenses, whether or not the transactions contemplated hereby are consummated.

       10.02 CERTIFICATES. All statements contained in any certificate ("Certificate") delivered by or on behalf of BANK ONE or Premier pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of the party delivering the Certificate hereunder. Each such Certificate shall be executed on behalf of the party delivering the Certificate by duly authorized officers of such party.

       10.03 TERMINATION OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of BANK ONE and Premier contained or referred to in this Agreement or in any Certificate, schedule, or other instrument delivered or to be delivered pursuant to this Agreement shall terminate at the Closing, except for:

                 (a) those representations and warranties contained in any warranty deeds delivered by BANK ONE to Premier at the Closing;

                 (b) those representations and warranties contained in any bill of sale relating to the Assets delivered by BANK ONE to Premier at Closing;

                 (c) those representations and warranties contained in any instrument of assumption or in any Certificate in the forms of SCHEDULE I and SCHEDULE O, respectively, attached hereto and delivered by Premier to BANK ONE at the Closing;

                 (d) those representations and warranties contained in any Certificate in the form of SCHEDULE K attached hereto, delivered by BANK ONE to Premier at the Closing; and

                 (e) those representations and warranties of BANK ONE contained in Section 3.01(o) of this Agreement.

       10.04 WAIVERS. Each party hereto, by written instrument signed by duly authorized officers of such party, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive, but only as affects the party signing such instrument:

                 (a) any inaccuracies in the representations or warranties of the other party contained or referred to in this Agreement or in any document delivered pursuant hereto;

                 (b) compliance with any of the covenants or agreements of the other party contained in this Agreement;

                 (c) the performance (including performance to the satisfaction of a party or its counsel) by the other party of such of its obligations set out herein; and

                 (d) satisfaction of any condition to the obligations of the waiving party pursuant to this Agreement.

       10.05 NOTICES. All notices and other communications hereunder may be made by mail, hand-delivery or by courier service and notice shall be deemed to have been given when received; provided, however, if notices and other communications are made by nationally recognized overnight courier service for overnight delivery, such notice shall be deemed to have been given one business day after being forwarded to such a nationally recognized overnight courier service for overnight delivery.

                        If to BANK ONE:

                                  Bank One, Cleveland, National Association
                                  600 Superior Ave.
                                  Suite 200
                                  Cleveland, Ohio 44114
                                  Attention: Mr. Ronald A. Richardson,
                                             Chief Financial Officer

                        With a copy to:

                                  BANC ONE CORPORATION
                                  Attention:  Steven A. Bennett
                                  Senior Vice President
                                  100 East Broad Street
                                  Columbus, Ohio  43271-0158


                        If to Premier:

                                  CoBancorp Inc. and
                                  PREMIERBank & Trust
                                  124 Middle Ave.

                                Elyria, Ohio   44036-2001
                                Attention: Mr. John S. Kreigbaum,
                                           President and Chief Executive Officer

                        With a copy to:

                                Francis X. Grady, Esq.
                                Grady and Associates
                                Attorneys and Counselors at Law
                                1468 West Ninth Street, Suite 620
                                Cleveland, Ohio 44113-1220


                 or such other person or address as any such party may designate by notice to the other parties, and shall be deemed to have been given as of the date received.

       10.06 PARTIES IN INTEREST: ASSIGNMENT; AMENDMENT. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors, legal representatives, and assigns, and no person who is not a party hereto (or a successor or assignee of such party) shall have any rights or benefits under this Agreement, either as a third party beneficiary or otherwise. This Agreement cannot be assigned, and this Agreement cannot be amended or modified, except by a written agreement executed by the parties hereto or their respective successors and assigns.

       10.07 HEADINGS. The headings, table of contents, and index to defined terms (if any) used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        10.08 TERMINOLOGY. The specific terms of art that are defined in various provisions of this Agreement shall apply throughout this Agreement (including without limitation each Schedule hereto), unless expressly indicated otherwise. In addition, the following terms and phrases shall have the meanings set forth for purposes of this Agreement (including such Schedule):

                 (a) The term "business day" shall mean any day other than a Saturday, Sunday, or a day on which Premier is closed in accordance with the laws of the State of Ohio or the United States of America. Any action, notice, or right which is to be taken or given or which is to be exercised or lapse on or by a given date which is not a business day may be taken, given, or exercised, and shall not lapse, until the next business day following.

                 (b) The term "affiliate" shall mean, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person.

                 (c) The term "Permitted Exceptions" shall mean, with respect to the Owned Real Estate and the Leased Real Estate, (i) those five standard exceptions appearing as SCHEDULE B items in a standard ALTA owners or leasehold title insurance policy, and any other exceptions, restrictions, easements, rights of way, and encumbrances referenced in the Title Commitment delivered by BANK ONE to Premier as indicated in
                          Section 2.01(c) of this Agreement; (ii) statutory liens for current taxes or assessments not yet due, or if due not yet delinquent, or the validity of which is being contested in good faith by appropriate proceedings; (iii) such other liens, imperfections in title, charges, easements, restrictions, and encumbrances (but in all cases of Owned Real Estate excluding those which secure borrowed money, except to the extent that BANK ONE may, at its sole discretion, have discharged on or prior to the Closing Date those liens, imperfections in title, charges, easements, restrictions, and encumbrances that are dischargeable solely by payment of a liquidated sum) which, individually and in the aggregate, do not materially detract from the value of, or materially interfere with the present use of, any property subject thereto or affected thereby; and (iv) such other exceptions as are approved by Premier in writing.

                 (d) The term "person" shall mean any individual, corporation, partnership, limited liability company, association, trust, or other entity, whether business, personal, or otherwise.

                 (e) Unless expressly indicated otherwise in a particular context, the terms "herein," "hereunder," "hereto," "hereof," and similar references refer to this Agreement in its entirety and not to specific articles, sections, schedules, or subsections of this Agreement. Unless expressly indicated otherwise in a particular context, references in this Agreement to enumerated articles, sections, and subsections refer to designated portions of this Agreement (but do not refer to portions of any Schedule unless such
                          Schedule is specifically referenced) and do not refer to any other document.

                 (f) The term "subsidiary" shall mean a corporation, partnership, limited liability company, joint venture, or other business organization more than

                        50% of the voting securities or interests in which are beneficially owned or controlled by the indicated parent of such entity.

       10.09 FLEXIBLE STRUCTURE. References in this Agreement to federal or state laws or regulations, jurisdictions, or chartering or regulatory authorities shall be interpreted broadly to allow maximum flexibility in consummating the transactions contemplated hereby in light of changing business, economic, and regulatory conditions. Without limiting the foregoing, in the event BANK ONE and Premier agree in writing to alter the legal structure of the Acquisition contemplated by this Agreement references in this Agreement to such laws, regulations, jurisdictions, and authorities shall be deemed to be altered to reflect the laws, regulations, jurisdictions, and authorities that are applicable in light of such change.

       10.10 PRESS RELEASES. BANK ONE and Premier shall approve the form and substance of any press release of any matters relating to this Agreement issued by the other.

       10.11 ENTIRE AGREEMENT. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof. All schedules, exhibits, and appendices to this Agreement are incorporated into this Agreement by reference and made a part hereof.

       10.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio and the banking laws of the United States.

       10.13 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       10.14 TAX MATTERS. Premier and BANK ONE agree that they will file applicable tax returns and other related schedules and documents based on the allocations in this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

                                   Bank One, Cleveland,
ATTEST:                            National Association


/s/ Larry D. Randall               By:   /s/ Ronald A. Richardson
--------------------                     -------------------------------------
                                   Its:  Chief Financial Officer
                                         -------------------------------------


ATTEST:                            PREMIERBank & Trust


/s/ Lois E. Gunning                By:   /s/ John S. Kreighbaum
--------------------                     -------------------------------------
                                   Its:  President and Chief Executive Officer
                                         -------------------------------------


ATTEST:                            CoBancorp Inc.


/s/ Lois E. Gunning                By:   /s/ John S. Kreighbaum
--------------------                     -------------------------------------
                                   Its:  President and Chief Executive Officer
                                         -------------------------------------

                                  AMENDMENT TO
                    OFFICE PURCHASE AND ASSUMPTION AGREEMENT

  This Amendment to the Office Purchase and Assumption Agreement dated as of November 10, 1995 (the "Agreement) is made and entered into by and between PREMIERBank & Trust, an Ohio-chartered state member bank ("Premier"), and Bank One, Cleveland, N.A. ("Bank One").

  WHEREAS, Premier and Bank One entered into the Agreement regarding the transfer to Premier of certain deposit liabilities and other liabilities and assets associated with eleven Lorain County branch offices of Bank One; and

  WHEREAS, Premier and Bank One desire to make certain amendments to the Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein and in the Agreement, the parties agree as follows:

1.  The Agreement is hereby amended as follows:

       (i) The reference to "twenty-five days" in the third line of Section 7.01(b) is deleted and "fifteen days" is substituted in its place; and

       (ii) The reference to "twenty days" in the third line of Section 7.02(h) is deleted and "eleven days" is substituted in its place;

2. Except as expressly set forth herein, all of the terms and conditions of the Agreement shall remain unaffected. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

  IN WITNESS WHEREOF, the parties have caused the foregoing Amendment to Office Purchase and Assumption Agreement to be executed as of the 10th day of January, 1996.

                                     PREMIERBANK & TRUST

                                     By:  /S/ John S. Kreighbaum
                                          -----------------------------------
                                          President & Chief Executive Officer

                                     COBANCORP INC.

                                     By:  /S/ John S. Kreighbaum
                                          -----------------------------------
                                          President & Chief Executive Officer

                                     BANK ONE, CLEVELAND, N.A.

                                     By:  /S/ Ronald A. Richardson
                                          -----------------------------------
                                          Chief Financial Officer

                              SECOND AMENDMENT TO
                    OFFICE PURCHASE AND ASSUMPTION AGREEMENT

  This Second Amendment to the Office Purchase and Assumption Agreement dated as of November 10, 1995 and as amended (the "Agreement") is made and entered into by and among PREMIERBank & Trust, an Ohio-chartered state member bank ("Premier"), CoBancorp Inc., an Ohio corporation ("CoBancorp") and Bank One, Cleveland, N.A. ("Bank One").

  WHEREAS, Premier, CoBancorp and Bank One entered into the Agreement regarding the transfer to Premier of certain deposit liabilities and other liabilities and assets associated with eleven Lorain County branch offices of Bank One; and

  WHEREAS, the Agreement contemplates, among other things, the acquisition by Premier from Bank One of the fee title ownership of the Owned Real Estate; and

  WHEREAS, there are three outlot parcels relative to the Bank One Kansas branch; and

  WHEREAS, outlot parcel numbers 010, 011, and 013 are not contiguous to the Kansas branch (the "Kansas Outlots"); and

  WHEREAS, outlot parcel numbers 041 and 048 are not contiguous to the Oberlin branch (the "Oberlin Outlots"); and

  WHEREAS, Premier desires to proceed with the substance of the transaction contemplated by the Agreement but does not wish to take fee title at the Closing to the Kansas Outlots and the Oberlin Outlots pending resolution of concerns about permissible bank premises investment; and

  WHEREAS, pursuant to the terms of Sections 1.02, 1.03 and Schedule D of the Agreement, Premier agrees to assume certain contractual liabilities of Bank One known as the Assumed Contracts; and

  WHEREAS, Premier has notified Bank One of its intent not to assume the Assumed Contracts at Closing; and

  WHEREAS, the parties desire to make certain amendments to the Agreement;

  NOW, THEREFORE, in consideration of the foregoing and the terms and conditions contained herein and in the Agreement, the parties agree as follows:

  1. GENERAL AMENDMENT WITH RESPECT TO PURCHASE OF OWNED REAL ESTATE COMPRISING
     THE KANSAS OUTLOTS AND OBERLIN OUTLOTS.   All provisions in the Agreement
     relating to the purchase by Premier from Bank One of the Owned Real Estate relative to the Kansas Outlots and the Oberlin Outlots at Closing shall be suspended for a period of ninety (90) days from the Closing Date and shall not be applicable or effective as of or conditions to the Closing, but shall again be applicable and effective as of the date, if any, that Premier and Bank One agree that Premier shall purchase the Kansas Outlots or the Oberlin Outlots in accordance herewith. Without limiting the generality of the foregoing, the following sections of the Agreement, to the extent that they relate to the purchase by Premier from Bank One of the Kansas Outlots and the Oberlin Outlots at Closing, are hereby suspended and waived as conditions to Closing: Section 1.01(a), Section 1.01(e), Section 1.02(a),
     Section 1.03(a), Section 1.04(a)(ii), Section 2.01(c), Section 5.02(g),
     Section 5.03, Section 6.02(b), Section 6.04, Schedule A and Schedule S. Anything to the contrary herein or in the Agreement notwithstanding, Premier shall notify Bank One in writing not later than 30 days following the Closing Date in the event that Premier desires to acquire (i) all of the Kansas Outlots or (ii) the Oberlin Outlots. Notice shall be provided in the manner set forth for notice under the Agreement and such Kansas Outlots or Oberlin Outlots shall be deemed Owned Real Estate as defined by the Agreement. Bank One shall then have a period of 30 days from the date of receipt of such notice to deliver Title Commitments for the Kansas Outlots or the Oberlin Outlots to Premier in accordance with the requirements of Owned Real Estate under Section 2.01(c) of the Agreement and a period of 30 days from the delivery of the Title Commitments to Premier to transfer its right, title and interest in and to the Kansas Outlots or the Oberlin Outlots to Premier in the same manner as provided for transfer of Owned Real Estate under the terms of the Agreement except that: 1) the Closing Date with respect to such Kansas Outlots or Oberlin Outlots shall be the date of Closing with respect to same, 2) upon issuance of such notice by Premier, Premier shall be deemed to have offered to purchase such Kansas Outlots or Oberlin Outlots in accordance with the terms of the Agreement and this amendment and to have waived any right to inspection of the subject Kansas Outlots or Oberlin Outlots or to conduct environmental tests of the subject Kansas Outlots or Oberlin Outlots under Sections 2.01(j) and 3.01(o), respectively, of the Agreement; and 3) any representations, warranties or covenants of Bank One with respect to the Kansas Outlots or Oberlin Outlots shall be deemed amended such that reference to use or conduct of business on such Kansas Outlots or Oberlin Outlots shall not be deemed to include the conduct of a branch banking business. Further, any such notice and transfer following the Closing Date shall not be deemed to extend or otherwise affect any of the representations, warranties, covenants, duties or obligations of Bank One under the Agreement except with respect to the sale and purchase of Kansas Outlots and Oberlin Outlots and as otherwise expressly set forth herein. In the event that Premier elects to acquire the Kansas Outlots in accordance herewith, Premier shall pay to Bank One as consideration for the Kansas Outlots cash in the amount of $6,000 at Closing of the sale of such Kansas Outlots. Costs and expenses with respect to the Kansas Outlots or the Oberlin Outlots and the purchase thereof by Premier shall be the responsibility of the parties and allocated in the manner provided for Owned Real Estate under the Agreement. Taxes and any other charges relating to the Kansas Outlots or the Oberlin Outlots shall be pro-rated to the Closing Date with respect to the Kansas Outlots or the Oberlin Outlots and allocated in the same fashion as set forth in the Agreement for Owned Real Estate.

  2. EQUITABLE ADJUSTMENT OF PAYMENT. The parties agree to an adjustment of the Owned Real Estate value at the Closing, as set forth in Exhibit A attached hereto and incorporated herein by reference to the extent that the Kansas Outlots are not transferred at the Closing by Bank One to Premier.

  3. ADJUSTMENT OF ACQUISITION CONSIDERATION FOR OWNED REAL ESTATE. Premier has provided notice to Bank One of certain concerns of Premier relating to the Owned Real Estate (the "Concerns" herein), which Bank One neither admits nor denies exist or constitute Defects as defined in Section 2.01(j) of the Agreement. In consideration of Bank One agreeing to reduce the Acquisition Consideration by the sum of $62,500 at the Closing, Premier hereby agrees to waive repair of the Concerns as a condition to Premier's obligation to consummate the transactions contemplated by the Agreement and to proceed to Closing notwithstanding the existence of the Concerns.

  4. INDEMNIFICATION ON ASSUMED CONTRACTS. Premier hereby agrees to indemnify and to hold harmless Bank One and its shareholders, officers, directors employees, and agents, and its and their successors and assigns (individually and collectively the "Indemnitees" herein) from and against any and all liability, loss, cost, and expense, including attorney fees, arising directly or indirectly as a result of any claims, demands, actions, or judgments against any such Indemnitee as a result of termination or attempted termination of the Assumed Contracts including, but not limited to, any payments, obligations, and/or fees arising in conjunction with termination of the Assumed Contracts and/or due and owing any third party under the terms of the Assumed Contracts after the Closing Date.

  5. SURVIVAL OF OTHER PROVISIONS OF AGREEMENT. Except as expressly set forth herein, all of the terms and conditions of the Agreement shall remain unaffected. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

  IN WITNESS WHEREOF, the parties have caused the foregoing Second Amendment to Office Purchase and Assumption Agreement to be executed as of the 16th day of February, 1996.

                                     PREMIERBANK & TRUST

                                     By:  /S/ John S. Kreighbaum
                                          -----------------------------------
                                          President & Chief Executive Officer

                                     COBANCORP INC.

                                     By:  /S/ John S. Kreighbaum
                                          -----------------------------------
                                          President & Chief Executive Officer

                                     BANK ONE, CLEVELAND, N.A.

                                     By:  /S/ Ronald A. Richardson
                                          -----------------------------------
                                          Chief Financial Officer